Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: Diebold Holding Company, LLC, et al.,[1] Debtors.	: : : : : : : :	Chapter 11 Case No. 23-90602 (DRJ) (Jointly Administered)

DEBTORS’ SECOND AMENDED JOINT PREPACKAGED

CHAPTER 11 PLAN OF REORGANIZATION

Matthew D. Cavenaugh (TX Bar No. 24062656)

Kristhy M. Peguero (TX Bar No. 24102776)

Victoria Argeroplos (TX Bar No. 24105799)

JACKSON WALKER LLP

1401 McKinney Street, Suite 1900

Houston, Texas 77010

Telephone: (713) 752-4200

Facsimile: (713) 752-4221

Email:   mcavenaugh@jw.com

              kpeguero@jw.com

              vargeroplos@jw.com

Proposed Counsel for
the Debtors and Debtors in Possession

Heather Lennox (admitted pro hac vice)
T. Daniel Reynolds (admitted pro hac vice)
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone:  (216) 586-3939
Facsimile:    (216) 579-0212
Email:          hlennox@jonesday.com
                     tdreynolds@jonesday.com

- and -

Daniel T. Moss (admitted pro hac vice)
Nicholas J. Morin (admitted pro hac vice)
JONES DAY
250 Vesey Street
New York, New York 10281
Telephone:  (212) 326-3939
Facsimile:   (212) 755-7306
Email:         dtmoss@jonesday.com
                    nmorin@jonesday.com

Proposed Counsel for
the Debtors and Debtors in Possession

Dated:     July 11, 2023

      Houston, Texas

[1]

The Debtors are the following ten entities (the last four digits of their respective federal taxpayer identification numbers, if any, follow in parentheses): Diebold Nixdorf, Incorporated (3970); Diebold Nixdorf Technology Finance, LLC (9709); Diebold Global Finance Corporation (2596); Diebold SST Holding Company, LLC (3595); Diebold Holding Company, LLC (3478); Diebold Self-Service Systems (8298); Griffin Technology Incorporated (4416); Impexa, LLC (1963); Diebold Nixdorf Canada, Limited (N/A); and Diebold Canada Holding Company Inc. (N/A). The Debtors’ noticing address in these chapter 11 cases is 50 Executive Parkway, Hudson, OH 44236.

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR VOTES TO ACCEPT OR REJECT THE PLAN IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF 11 U.S.C. §§ 1125, 1126 OF THE BANKRUPTCY CODE. THIS CHAPTER 11 PLAN HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS INTEND TO SUBMIT THIS CHAPTER 11 PLAN TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING THE COMMENCEMENT OF SOLICITATION AND THE DEBTORS’ FILING FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE.

INTRODUCTION		1

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES		1

A.	Defined Terms	1
B.	Rules of Interpretation	15
C.	Computation of Time	15
D.	Governing Law	16
E.	Reference to Monetary Figures	16
F.	Reference to the Debtors or the Reorganized Debtors	16
G.	Controlling Documents	16
H.	Consent Rights	16

ARTICLE II. ADMINISTRATIVE, PRIORITY AND DIP CLAIMS		16

A.	Administrative Claims	16
B.	Professional Fee Claims	17
C.	Priority Tax Claims	18
D.	DIP Claims	18
E.	Additional New Common Stock	18

ARTICLE III. CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS		19
A.	Classification of Claims and Interests	19
B.	Treatment of Classes of Claims and Interests	20
C.	Distribution of Consideration Under Plan and WHOA Plan	25
D.	Special Provision Governing Unimpaired Claims	25
E.	Elimination of Vacant Classes	25
F.	Voting Classes; Presumed Acceptance by Non-Voting Classes	25
G.	Subordinated Claims and Interests	25
H.	Intercompany Interests	25
I.	Controversy Concerning Impairment	25
J.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	26

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		26

A.	General Settlement of Claims and Interests	26
B.	Restructuring Transactions	26
C.	Sources of Consideration for Plan Distributions	27
D.	Exemption from Registration Requirements	28
E.	Corporate Existence	29
F.	Corporate Action	29
G.	Vesting of Assets in the Reorganized Debtors	29
H.	Cancellation of Notes, Instruments, Certificates, and Other Documents	29
I.	Effectuating Documents; Further Transactions	30
J.	Exemptions from Certain Taxes and Fees	30
K.	New Corporate Governance Documents	31
L.	Directors and Officers	31
M.	New Management Incentive Plan	32
N.	Preservation of Causes of Action	32

-i-

(continued)

-ii-

(continued)

-iii-

INTRODUCTION

Diebold Holding Company, LLC and its affiliated debtors in the above-captioned chapter 11 cases (each a “Debtor” and, collectively, the “Debtors”) propose this second amended joint prepackaged plan of reorganization (as modified, amended, or supplemented from time to time, the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the respective meanings set forth in Article I.A of the Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary of the Plan, and certain related matters.

The Plan is part of a global restructuring for certain obligations of Diebold Nixdorf, Incorporated and certain of its Debtor and non-Debtor subsidiaries. The effectiveness of the Plan is conditioned on approval of the WHOA Plan by the Dutch Court.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY, PARTICULARLY HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms

1. “2023 Stub First Lien Credit Agreement” means that certain Credit Agreement, dated as of November 23, 2015, by and among DNI, as borrower, certain of the Debtors as guarantors, the 2023 Stub First Lien Term Loan Lenders and the 2023 Stub First Lien Term Loan Administrative Agent, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time.

2. “2023 Stub First Lien Term Loan” means that certain prepetition first lien term loan facility due 2023, provided for under the 2023 Stub First Lien Credit Agreement.

3. “2023 Stub First Lien Term Loan Administrative Agent” means JPMorgan Chase Bank, N.A., solely in its capacity as Administrative Agent under the 2023 Stub First Lien Credit Agreement, and any predecessor or successor thereto.

4. “2023 Stub First Lien Term Loan Claims” means any Claim against any Debtor arising under, derived from, based on or related to the 2023 Stub First Lien Term Loan and the 2023 Stub First Lien Credit Agreement.

5. “2023 Stub First Lien Term Loan Lenders” means, collectively, the banks, financial institutions, and other lenders party to the 2023 Stub First Lien Credit Agreement from time to time, each solely in their capacity as such.

6. “2024 Stub Unsecured Noteholders” means, collectively, the banks, financial institutions, and other holders of the 2024 Stub Unsecured Notes, each solely in their capacity as such.

7. “2024 Stub Unsecured Notes” means those certain 8.50% senior notes due 2024, issued by DNI pursuant to the 2024 Stub Unsecured Notes Indenture.

8. “2024 Stub Unsecured Notes Claims” means any Claim against any Debtor arising under, derived from, based on or related to the 2024 Stub Unsecured Notes and the 2024 Stub Unsecured Notes Indenture.

9. “2024 Stub Unsecured Notes Claims Recovery” means an amount of cash that would provide each holder of an Allowed 2024 Unsecured Notes Claim with the same percentage recovery on its Allowed 2024 Stub Unsecured Notes Claim that a Holder of an Allowed Second Lien Notes Claim is receiving in respect of its Allowed Second Lien Notes Claim (taking into account dilution on account of the Additional New Common Stock, as applicable) under Article III.B.6 of the Plan based upon the midpoint of the equity value of the New Common Stock as set forth in the Disclosure Statement filed in the Chapter 11 Cases.

10. “2024 Stub Unsecured Notes Indenture” means that certain Indenture, dated as of April 19, 2016, among DNI, as issuer, certain Debtors, as guarantors, and the 2024 Stub Unsecured Notes Trustee, as Trustee, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, relating to the 2024 Stub Unsecured Notes.

11. “2024 Stub Unsecured Notes Trustee” means Computershare Trust Company, NA, as successor to U.S. Bank Trust Company, National Association, solely in its capacity as Trustee under the 2024 Stub Unsecured Notes Indenture, and any predecessor or successor thereto.

12. “ABL Credit Agreement” means that certain Asset-Based Revolving Credit and Guaranty Agreement, dated as of December 29, 2022, by and among certain of the Company Parties, as borrowers and guarantors, the ABL Facility Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, and the collateral agents party thereto, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time.

13. “ABL Facility” means (a) that certain prepetition priority asset-based revolving credit facility, due 2026; and (b) that certain prepetition first-in-last-out term loan facility due 2023, provided for under the ABL Credit Agreement.

14. “ABL Facility Claims” means any Claim arising under, derived from, based on or related to the ABL Facility and the ABL Credit Agreement.

15. “ABL Facility Lenders” means, collectively, the banks, financial institutions, and other lenders, issuing banks, hedge providers, cash management banks or agents party to the ABL Credit Agreement from time to time, each solely in their capacity as such.

16. “Ad Hoc Group” means, collectively, the ad hoc group of Consenting Creditors represented by Davis Polk & Wardwell LLP and advised by Houlihan Lokey, Inc. as counsel and financial advisor, respectively.

17. “Ad Hoc Group Advisors” means collectively, Davis Polk & Wardwell LLP and Houlihan Lokey, Inc., as counsel and financial advisor, respectively, to the Ad Hoc Group, as well as any local counsel(s) to the Ad Hoc Group, including, but not limited to, Loyens & Loeff N.V. and Porter Hedges LLP.

18. “Additional New Common Stock” has the meaning set forth in the DIP Term Sheet. For the avoidance of doubt, the Additional New Common Stock shall be subject to dilution in respect of the New Management Incentive Plan.

19. “Administrative Claim” means a Claim against a Debtor for the costs and expenses of administration of the Chapter 11 Cases arising on or prior to the Effective Date pursuant to sections 328, 330, or 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; (c) the Debtors’ obligations to deliver the Additional New Common Stock to the recipients entitled thereto, as set forth in the DIP Credit Agreement; and (d) the Restructuring Expenses.

20. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

21. “Agent” means any administrative agent, collateral agent, or similar Entity under the 2023 Stub First Lien Credit Agreement, the ABL Credit Agreement, the First Lien Credit Agreement, or the Superpriority Credit Agreement, in each case, solely in its capacity as such, and including any predecessor or successor thereto.

22. “Agents/Trustees” means, collectively, each of the Agents and Trustees.

23. “Allowed” means with respect to any Claim or Interest, except as otherwise provided in the Plan: (a) a Claim or Interest that either (i) is not Disputed or (ii) has been allowed by a Final Order; (b) a Claim or Interest that is allowed, compromised, settled, or otherwise resolved (i) pursuant to the terms of the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court by a Final Order, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; (c) a Claim relating to a rejected Executory Contract or Unexpired Lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order; or (d) a Claim or Interest as to which a Proof of Claim or Proof of Interest, as applicable, has been timely filed and as to which no objection has been filed; provided that, notwithstanding the foregoing and anything to the contrary herein, (x) the Debtors and Reorganized Debtors (as applicable) shall retain any and all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan other than those Unimpaired Claims in Classes 3 or 4 that are repaid in full in cash on or prior to the Effective Date; and (y) no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays the amount, or turns over any property, for which such Entity is liable.

24. “Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies which any of the Debtors, the debtors in possession, the Estates, or other appropriate parties in interest have asserted or may assert under section 502, 510, 542, 544, 545, 547 through 553, or 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law or applicable non-U.S. foreign statues and common law (including those of the European Union and the Netherlands).

25. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

26. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas and, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.

27. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

28. “Business Day” means any day, other than a Saturday, Sunday, or legal holiday, as defined in Bankruptcy Rule 9006(a).

29. “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable.

30. “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively (including without limitation, under alter ego theories), matured or unmatured, suspected or unsuspected, choate or inchoate, in contract, tort, law, equity, or otherwise (including under foreign law). Causes of Action include, without limitation: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) any claim pursuant to sections 362 and 543 of the Bankruptcy Code; (d) any Avoidance Action; (e) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any state or foreign law fraudulent transfer or similar claim.

31. “Chapter 11 Cases” means the voluntary cases commenced by the Debtors under chapter 11 of the Bankruptcy Code, which are being jointly administered under Case No. 23-90602 (DRJ) in the Bankruptcy Court.

32. “Chapter 15 Proceedings” means the case commenced by Diebold Dutch Holding under chapter 15 of the Bankruptcy Code in the Bankruptcy Court under Case No. 23-90729 (DRJ) in connection with the Restructuring Transactions.

33. “Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code and shall include, for the avoidance of doubt, any right to payment in respect of the Prepetition Debt.

34. “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Solicitation Agent.

35. “Class” means a category of Holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

36. “Clearstream” means Clearstream Banking S.A., as operator of the Clearstream system.

37. “Company Parties” has the meaning given to such term in the Restructuring Support Agreement.

38. “Confirmation” means entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

39. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

40. “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and section 1128 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court considers confirmation of the Plan and approval of the Disclosure Statement.

41. “Confirmation Objection Deadline” means the deadline by which objections to confirmation of the Plan must be received by the Debtors.

42. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Disclosure Statement, which shall be in form and substance subject to the Consent Rights.

43. “Consent Rights” means the approval, consent and/or consultation rights of the Company Parties and the Consenting Creditors as and to the extent set forth in the Restructuring Support Agreement, including over the Definitive Documents.

44. “Consenting Creditors” has the meaning given to such term in the Restructuring Support Agreement.

45. “Consummation” means the occurrence of the Effective Date.

46. “Covered Claims” means any claim or Cause of Action related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation or filing of the Restructuring Support Agreement and related prepetition transactions, the DIP Facility, the Disclosure Statement, the Plan, the Plan Supplement or any contract, instrument, release or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the DIP Facility, the Disclosure Statement, and Plan, the Plan Supplement, the Chapter 11 Cases, the commencement of the Chapter 11 Cases, the DIP

Documents, the DIP Orders, solicitation of votes on the Plan, the prepetition negotiation and settlement of claims, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan or the distribution of property under the Plan or the WHOA Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or after the Petition Date and on or before the Effective Date.

47. “Cure Amount” means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary to (a) cure a monetary default by the Debtors in accordance with the terms of an Executory Contract or Unexpired Lease and (b) permit the Debtors to assume or assume and assign such Executory Contract or Unexpired Lease under section 365(a) of the Bankruptcy Code.

48. “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) maintained by the Debtors as of or after the Petition Date for liabilities against any of the Debtors’ current or former directors, managers, officers, and employees, and all agreements, documents, or instruments relating thereto.

49. “Debtor Intercompany Claims” means any Claim held by a Debtor against another Debtor.

50. “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.D of the Plan.

51. “Definitive Documents” has the meaning given to such term in the Restructuring Support Agreement.

52. “Diebold Dutch Holding” means Diebold Nixdorf Dutch Holding B.V.

53. “DIP Agent” means, collectively, GLAS USA LLC, in its capacity as Administrative Agent and GLAS Americas LLC, in its capacity as Collateral Agent, in each case, under the DIP Credit Agreement, and any predecessor or successor thereto, or any other institution acceptable to the Required DIP Backstop Parties and the DIP Borrower.

54. “DIP Borrower” means DNI.

55. “DIP Claim” means any Claim arising under, derived from or based upon the DIP Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, penalties and other charges arising under the DIP Documents.

56. “DIP Credit Agreement” means that certain Senior Secured Superpriority Debtor-In-Possession Term Loan Agreement, dated as of June 5, 2023, by and among the DIP Borrower, the other DIP Obligors, the DIP Lenders and the DIP Agent, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.

57. “DIP Documents” means the documentation governing the DIP Facility, including the DIP Credit Agreement, DIP Orders and any related credit agreement, security agreement or similar documents, in each case, substantially consistent with the DIP Term Sheet, the Exit Facility Term Sheet or otherwise acceptable to the Specified DIP Backstop Parties and the DIP Borrower, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, in accordance with the terms and conditions set forth herein and therein.

58. “DIP Facility” means that certain $1,250,000,000 debtor-in-possession term loan credit facility to be provided by the DIP Lenders on the terms of, and subject to the conditions set forth in, the DIP Credit Agreement.

59. “DIP Guarantors” means the Debtors and their Affiliates that shall guarantee the DIP Borrower’s obligations in connection with the DIP Facility.

60. “DIP Lenders” means, collectively the banks, financial institutions, and other lenders party to the DIP Credit Agreement from time to time, each solely in their capacity as such.

61. “DIP Obligors” means, collectively, the DIP Borrower and the DIP Guarantors.

62. “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

63. “DIP Term Sheet” means the debtor-in-possession financing term sheet setting forth the terms of the DIP Facility attached to the Restructuring Term Sheet as Exhibit 1.

64. “Disclosure Statement” means the comprehensive disclosure statement with respect to the Plan and the WHOA Plan, including, in each case, all exhibits, schedules, supplements, modifications or amendments thereto.

65. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest, or any portion thereof, (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503, or 1111 of the Bankruptcy Code, (b) for which a Proof of Claim or Proof of Interest or a motion for payment has been timely filed with the Bankruptcy Court, to the extent the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order, or (c) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order; provided, however, that in no event shall a Claim that is deemed Allowed pursuant to the Plan be a Disputed Claim.

66. “Distribution Agent” means, as applicable, (a) any Reorganized Debtor in its capacity as distribution agent pursuant to Article VI or (b) any Third Party Distribution Agent.

67. “Distribution Record Date” means the date for determining which Holders of Allowed Claims and Interests are eligible to receive distributions pursuant to the Plan, which date shall be a date in advance of the Effective Date that is selected by the Debtors and the Required Consenting Creditors. The Distribution Record Date shall not apply to the First Lien Notes Claims, the Second Lien Notes Claims, the 2024 Stub Unsecured Notes Claims or any securities of the Debtors deposited with DTC, the holders of which shall receive a distribution in accordance with the customary procedures of DTC, Euroclear, or Clearstream.

68. “DNI” means Diebold Nixdorf, Incorporated, an Ohio corporation.

69. “DNI Interests” means any Interest in DNI.

70. “DTC” means The Depository Trust Company.

71. “Dutch Court” means the District Court of Amsterdam.

72. “Dutch Restructuring Law” means the Dutch Act on Confirmation of Extrajudicial Plans (Wet homologatie onderhands akkoord).

73. “Dutch Sanction Order” means the order of the Dutch Court sanctioning the WHOA Plan.

74. “Dutch Scheme Parties” means the Company Parties listed on Exhibit 1 to the WHOA Plan.

75. “Dutch Scheme Proceedings” means the voluntary scheme proceedings commenced by Diebold Dutch Holding under the Dutch Restructuring Law in the Dutch Court.

76. “Effective Date” means the date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan.

77. “Employee Arrangements” has the meaning set forth in Article V.G.1.

78. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

79. “Equity Interests” or “Interests” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable Securities or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor (including, without limitation, any equity or equity-based incentives, grants, or other instruments issued, granted or promised to be granted to current or former employees, directors, officers, or contractors of the Debtors to acquire any such interests in a Debtor that existed immediately before the Effective Date).

80. “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

81. “Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

82. “Exculpated Party” means, collectively, each of the Debtors.

83. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption, assumption and assignment or rejection under section 365 of the Bankruptcy Code.

84. “Exit Facility” means the senior secured term loan facility on terms materially consistent with those set forth in the Exit Facility Term Sheet.

85. “Exit Facility Agent” means the administrative agent under the Exit Facility Credit Agreement.

86. “Exit Facility Credit Agreement” means the credit agreement governing the Exit Facility, the form of which shall be included in the Plan Supplement, and which shall be on terms substantially consistent with the Exit Facility Term Sheet or otherwise acceptable to the Required DIP Lenders, the Required Consenting Creditors and the Company Parties and otherwise in form and substance acceptable to the Required DIP Lenders, the Required Consenting Creditors and the Company Parties.

87. “Exit Facility Documents” means, collectively, the Exit Facility Credit Agreement, and all other agreements, documents, and instruments evidencing or securing the Exit Facility, to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents) and which shall be on terms substantially consistent with the Exit Facility Term Sheet or otherwise acceptable to the Required DIP Lenders and the Company Parties and otherwise in form and substance acceptable to the Required DIP Lenders, the Required Consenting Creditors and the Company Parties.

88. “Exit Facility Term Sheet” means the term sheet setting forth the material terms of the Exit Facility attached as Exhibit 2 to the Restructuring Term Sheet.

89. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Solicitation Agent.

90. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

91. “Final DIP Order” means the order of the Bankruptcy Court approving the DIP Facility on a final basis, which order shall be on terms and conditions consistent with the Restructuring Support Agreement and the DIP Credit Agreement.

92. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court, or any other court of competent jurisdiction, as entered on the docket in the Chapter 11 Cases or the docket of any other court of competent jurisdiction, with respect to the relevant subject matter that has not been reversed, vacated or stayed, modified or amended, and as to which the time to appeal or seek certiorari or move, under Bankruptcy Rule 9023 or

Rule 59 of the Federal Rules of Civil Procedure, for a new trial, stay, reargument or rehearing has expired, and as to which no appeal, petition for certiorari, other proceeding or motion for a new trial, stay, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order; provided that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

93. “First Lien Claims” means, collectively, the First Lien Term Loan Claims, 2023 Stub First Lien Term Loan Claims and the First Lien Notes Claims.

94. “First Lien Claims Recovery” means 98% of the New Common Stock, subject to dilution on account of the New Management Incentive Plan and the Additional New Common Stock.

95. “First Lien Credit Agreement” means that certain Credit Agreement, dated as of December 29, 2022, by and among DNI, as borrower, certain of the Company Parties, as guarantors, the First Lien Term Loan Lenders, the First Lien Term Loan Administrative Agent, and the First Lien Term Loan Collateral Agent, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time.

96. “First Lien Euro Noteholders” means collectively, the banks, financial institutions, and other holders of the First Lien Euro Notes, each solely in their capacity as such.

97. “First Lien Euro Notes” means the first lien Euro-denominated notes issued under the First Lien Euro Notes Indenture.

98. “First Lien Euro Notes Claims” means any Claim against any Debtor arising under, derived from, based on or related to the notes and commitments under the First Lien Euro Notes and the First Lien Euro Notes Indenture.

99. “First Lien Euro Notes Collateral Agent” means GLAS Americas LLC, solely in its capacity as Notes Collateral Agent under the First Lien Euro Notes Indenture, and any predecessor or successor thereto.

100. “First Lien Euro Notes Indenture” means that certain amended and restated senior secured notes indenture, dated as of December 29, 2022 among Diebold Nixdorf Dutch Holding B.V., as issuer, Diebold Nixdorf, Incorporated, as guarantor, certain of the Company Parties, as guarantors, the First Lien Euro Notes Trustee, as Trustee, and the First Lien Euro Notes Collateral Agent, as Notes Collateral Agent, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, relating to the First Lien Euro Notes.

101. “First Lien Euro Notes Trustee” means U.S. Bank Trust Company, National Association, solely in its capacity as Trustee under the First Lien Euro Notes Indenture, and any predecessor or successor thereto.

102. “First Lien Notes” means, collectively, the First Lien U.S. Notes and the First Lien Euro Notes.

103. “First Lien Notes Claims” means, collectively, the First Lien U.S. Notes Claims and the First Lien Euro Notes Claims.

104. “First Lien Notes Indentures” means, collectively, the First Lien U.S. Notes Indenture and the First Lien Euro Notes Indenture.

105. “First Lien Term Loan” means that certain prepetition first lien term loan facility due 2025, provided for under the First Lien Credit Agreement.

106. “First Lien Term Loan Administrative Agent” means JPMorgan Chase Bank, N.A., solely in its capacity as Administrative Agent under the First Lien Credit Agreement, and any predecessor or successor thereto.

107. “First Lien Term Loan Claims” means any Claim against any Debtor arising under, derived from, based on or related to the loans and commitments under the First Lien Term Loan and the First Lien Credit Agreement.

108. “First Lien Term Loan Collateral Agent” means GLAS Americas LLC, solely in its capacity as Collateral Agent under the First Lien Credit Agreement, and any predecessor or successor thereto.

109. “First Lien Term Loan Lenders” means, collectively, the banks, financial institutions, and other lenders party to the First Lien Credit Agreement from time to time, each solely in their capacity as such.

110. “First Lien U.S. Noteholders” means, collectively, the banks, financial institutions, and other holders of the First Lien U.S. Notes, each solely in their capacity as such.

111. “First Lien U.S. Notes” means the U.S. dollar-denominated notes issued under the First Lien U.S. Notes Indenture.

112. “First Lien U.S. Notes Claims” means any Claim against any Debtor arising under, derived from, based on or related to the notes and commitments under the First Lien U.S. Notes and the First Lien U.S. Notes Indenture.

113. “First Lien U.S. Notes Collateral Agent” means GLAS Americas LLC, solely in its capacity as the Notes Collateral Agent under the First Lien U.S. Notes Indenture, and any predecessor or successor thereto.

114. “First Lien U.S. Notes Indenture” means that certain amended and restated senior secured notes indenture, dated as of December 29, 2022, among Diebold Nixdorf, Incorporated, as issuer, certain of the Company Parties, as guarantors, the First Lien U.S. Notes Trustee, as Trustee, and the First Lien U.S. Notes Collateral Agent, as Notes Collateral Agent, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, relating to the First Lien U.S. Notes.

115. “First Lien U.S. Notes Trustee” means U.S. Bank Trust Company, National Association, solely in its capacity as Trustee under the First Lien U.S. Notes Indenture, and any predecessor or successor thereto.

116. “General Unsecured Claim” means any Claim that is not a Secured Claim and is not an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim, the Debtors’ obligations to deliver the Additional New Common Stock to the recipients entitled thereto, as set forth in the Restructuring Support Agreement or DIP Credit Agreement, as applicable, and the Restructuring Expenses), an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, an ABL Facility Claim, a Superpriority Term Loan Claim, a First Lien Claim, a Second Lien Notes Claim, a 2024 Stub Unsecured Notes Claim, a Section 510(b) Claim, a Debtor Intercompany Claim, or a Non-Debtor Intercompany Claim.

117. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

118. “Holder” means an Entity holding a Claim or an Interest, as applicable.

119. “Impaired” means, with respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

120. “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place immediately prior to the Effective Date whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for, as applicable, the benefit of the current and former directors, officers, managers, employees, attorneys, other professionals, and agents and such current and former directors, officers, and managers’ respective Affiliates.

121. “Indenture Trustee Fees and Expenses” means the reasonable and documented compensation, fees, expenses, disbursements, and indemnity claims incurred by the Trustees, including without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by the Trustees, whether prior to or after the Petition Date and whether prior to or after the Effective Date, and reasonable fees and expenses incurred in connection with distributions made pursuant to the Plan or the cancellation and discharge of the indentures, in each case to the extent payable or reimbursable under any of the 2024 Stub Unsecured Notes Indenture, First Lien U.S. Notes Indenture, First Lien Euro Notes Indenture, or Second Lien Notes Indenture.

122. “Insurance Contract” means any policy of insurance under which any of the Debtors could have asserted, did assert or may in the future assert a right to coverage for any claim, together with any other contracts, documents or instruments that pertain or relate to such policy.

123. “Intercompany Interest” means an Interest held by a Debtor or an Affiliate of a Debtor.

124. “Interim DIP Order” means the Interim Order (I) Authorizing Debtors and Debtors in Possession to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Claims with Superpriority Administrative Expense Status, (III) Granting Adequate Protection to the Prepetition Secured Parties, (IV) Modifying the Automatic Stay, (V) Scheduling a Final Hearing and (VI) Granting Related Relief entered by the Bankruptcy Court in the Chapter 11 Cases on June 2, 2023, at docket number 90.

125. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1-4001, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

126. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

127. “New Common Stock” means the new common equity Securities of Reorganized DNI.

128. “New Corporate Governance Documents” means the amended and restated or new applicable corporate governance documents (including, without limitation, the certificate or articles of incorporation, limited liability company agreement, partnership agreement, stockholders agreement, registration rights agreement or such other applicable formation documents or governance documents (if any)) of the Reorganized Debtors, forms or descriptions of which shall be included in the Plan Supplement, and all of which shall be in form and substance subject to the Consent Rights.

129. “New Management Incentive Plan” means the management incentive plan to be implemented by Reorganized DNI, which shall be substantially consistent with the Restructuring Term Sheet.

130. “Non-Debtor Intercompany Claim” means any Claim held by a non-Debtor Affiliate of the Debtors against a Debtor.

131. “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

132. “Other Secured Claim” means any Secured Claim, other than a DIP Claim, a First Lien Claim, or a Second Lien Notes Claim.

133. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

134. “Petition Date” means the date on which the Debtors filed their chapter 11 petitions under the Bankruptcy Code and commenced the Chapter 11 Cases.

135. “Plan” has the meaning given to such term in the preamble to this Plan.

136. “Plan Supplement” means the compilation of documents and forms and/or term sheets of documents, agreements, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court prior to the Effective Date, each of which shall be consistent in all material respects with the Restructuring Support Agreement (to the extent applicable) and subject to the Consent Rights.

137. “Prepetition Debt” means, collectively, the Company Parties’ and their Affiliates’ obligations under the: 2023 Stub First Lien Credit Agreement, 2024 Stub Unsecured Notes Indenture, ABL Credit Agreement, First Lien Credit Agreement, First Lien Euro Notes Indenture, First Lien U.S. Notes Indenture, Second Lien Notes Indenture and Superpriority Credit Agreement.

138. “Prior Refinancing” means the refinancing of certain of the Company Parties’ debt that was effectuated in December 2022.

139. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

140. “Professional” means an Entity retained in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 105, 327, 363, and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, 331, 363 or 503(b) of the Bankruptcy Code.

141. “Professional Fee Claim” means any Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

142. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on or before the Effective Date in an amount equal to the Professional Fee Escrow Amount; provided, however, that the Cash funds in the Professional Fee Escrow Account shall be increased from Cash on hand at the Reorganized Debtors to the extent applications are filed after the Confirmation Date in excess of the amount of Cash funded into the escrow as of the Confirmation Date.

143. “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses Professionals reasonably estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors and the Ad Hoc Group Advisors as set forth in Article II.B of the Plan.

144. “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

145. “Proof of Interest” means a proof of Interest filed in any of the Debtors in the Chapter 11 Cases.

146. “Recognition Proceedings” means an in-court proceeding, commenced by a Company Party, to effectuate the recognition of the restructuring contemplated by the Restructuring Support Agreement and the Restructuring Term Sheet, including proceedings to be commenced under chapter 15 of the Bankruptcy Code.

147. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

148. “Rejected Executory Contract and Unexpired Lease List” means the list as determined by the Debtors or the Reorganized Debtors (subject to the Consent Rights), as applicable, of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan (if any), which list, as may be amended from time to time, shall be included in the Plan Supplement.

149. “Related Party” means each of, and in each case in its capacity as such, current directors, managers, officers, investment committee members, special or other committee members, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or special committee member or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

150. “Released Party” means, collectively, and in each case, in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each of the Superpriority Term Loan Lenders; (d) each of the ABL Facility Lenders; (e) each of the First Lien Term Loan Lenders; (f) each of the First Lien Euro Noteholders; (g) each of the First Lien U.S. Noteholders; (h) each of the 2023 Stub First Lien Term Loan Lenders; (i) each of the Second Lien Noteholders; (j) each of the 2024 Stub Unsecured Noteholders; (k) the Agents; (l) the Trustees; (m) the DIP Agent; (n) each of the DIP Lenders; (o) each Consenting Creditor; (p) each current Affiliate of each Entity in clause (a) through the following clause (q); and (q) each Related Party of each Entity in clause (a) through this clause (q); provided, that no Entity shall be a Released Party unless such Entity is also a Releasing Party; provided, further, that any of the foregoing identified as a non-released party in a schedule included in the Plan Supplement shall not be a Released Party.

151. “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each of the Superpriority Term Loan Lenders; (d) each of the ABL Facility Lenders; (e) each of the First Lien Term Loan Lenders; (f) each of the First Lien Euro Noteholders; (g) each of the First Lien U.S. Noteholders; (h) each of the 2023 Stub First Lien Term Loan Lenders; (i) each of the Second Lien Noteholders; (j) each of the 2024 Stub Unsecured Noteholders; (k) the Agents; (l) the Trustees; (m) the DIP Agent; (n) each of the DIP Lenders; (o) each Consenting Creditor; (p) all Holders of Impaired Claims who voted to accept the Plan and did not opt out of or object to the applicable release; (q) all Holders of Impaired Claims who abstained from voting on the Plan or voted to reject the Plan but did not timely opt out of or object to the applicable release; (r) all Holders of Unimpaired Claims who did not timely object to the applicable release or opt out of the applicable release by checking the box on the applicable notice of non-voting status; (s) all Holders of Impaired Claims that are deemed to reject the Plan and who did not timely object to the applicable release or affirmatively opt out of the applicable release by checking the box on the applicable notice of non-voting status; (t) each current and former Affiliate of each Entity in clause (a) through the following clause (u); and (u) each Related Party of each Entity in clause (a) through this clause (u).

152. “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, reorganization, consolidation, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date.

153. “Reorganized DNI” means DNI, or any successor or assign thereto, by merger, reorganization, consolidation, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date.

154. “Reorganized DNI Board” means the Board of Directors of Reorganized DNI on the Effective Date, the members of which shall be selected consistent with the Restructuring Term Sheet.

155. “Required Consenting Creditors” has the meaning given to such term in the Restructuring Support Agreement.

156. “Required Consenting First Lien Creditors” has the meaning given to such term in the Restructuring Support Agreement.

157. “Required DIP Backstop Parties” has the meaning given to such term in the Restructuring Support Agreement.

158. “Required DIP Lenders” has the meaning given to such term in the Restructuring Support Agreement.

159. “Restructuring Expenses” means collectively, the reasonable and documented prepetition and postpetition fees and expenses of the Ad Hoc Group Advisors that the Company Parties are obligated to pay under the Restructuring Support Agreement and/or as adequate protection under the DIP Orders, and for which the Company Parties have received an invoice.

160. “Restructuring Steps Memorandum” means the summary of transaction steps to complete the restructuring contemplated by the Plan and Restructuring Support Agreement, which shall be included in the Plan Supplement and shall be in form and substance subject to the Consent Rights.

161. “Restructuring Support Agreement” means that certain restructuring support agreement, dated as of May 30, 2023 (as may be further amended, supplemented or modified pursuant to the terms thereof), by and among the Company Parties and the Consenting Creditors.

162. “Restructuring Term Sheet” means the Restructuring Term Sheet attached to the Restructuring Support Agreement as Exhibit B.

163. “Restructuring Transactions” means, collectively, those mergers, consolidations, restructurings, reorganizations, recapitalizations, exchanges, contributions, distributions, transfers, dispositions, conversions, liquidations or dissolutions that the Debtors or Reorganized Debtors determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or otherwise to simplify the overall corporate structure of the Reorganized Debtors. For the avoidance of doubt, the term “Restructuring Transactions” shall include all Recognition Proceedings that are necessary or desirable, as determined by the Company Parties with the consent of the Required Consenting Creditors (which consent shall not be unreasonably withheld, conditioned or delayed), to effectuate the restructuring contemplated by the Restructuring Support Agreement and the Restructuring Term Sheet.

164. “Retained Causes of Action Schedule” means the schedule of certain Causes of Action of the Debtors that are not released, waived or transferred pursuant to the Plan and that are to be retained by the Reorganized Debtors after the Effective Date, as the same may be amended, modified or supplemented from time to time, which shall be included in the Plan Supplement.

165. “Second Lien Noteholders” means, collectively, the banks, financial institutions, and other holders of the Second Lien Notes, each solely in their capacity as such.

166. “Second Lien Notes” means those certain 8.50%/12.50% senior secured PIK toggle notes due 2026, issued by DNI pursuant to the Second Lien Notes Indenture.

167. “Second Lien Notes Claims” means any Claim against any Debtor arising under, derived from, based on or related to the Second Lien Notes and the Second Lien Notes Indenture.

168. “Second Lien Notes Claims Recovery” means 2% of the New Common Stock, subject to dilution on account of the New Management Incentive Plan and the Additional New Common Stock (but not subject to dilution on account of the Participation Premium (as defined in the DIP Term Sheet)).

169. “Second Lien Notes Collateral Agent” means GLAS Americas LLC, solely in its capacity as the Notes Collateral Agent under the Second Lien Notes Indenture, and any predecessor or successor thereto.

170. “Second Lien Notes Indenture” means that certain senior secured PIK toggle notes indenture, dated as of December 29, 2022, among Diebold Nixdorf, Incorporated, as issuer, certain of the Company Parties, as guarantors, the Second Lien Notes Trustee, as Trustee, and the Second Lien Notes Collateral Agent, as Notes Collateral Agent, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, relating to the Second Lien Notes.

171. “Second Lien Notes Trustee” means Computershare Trust Company, NA, as successor to U.S. Bank Trust Company, National Association, solely in its capacity as Trustee under the Second Lien Notes Indenture, and any predecessor or successor thereto.

172. “Section 510(b) Claim” means any Claim against DNI that is subject to section 510(b) of the Bankruptcy Code.

173. “Secured” means when referring to a Claim: (a) secured by a lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

174. “Secured Claim” means any Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

175. “Securities” has the meaning set forth in Section 2(a)(1) of the Securities Act (including, for the avoidance of doubt, the New Common Stock).

176. “Securities Act” means the Securities Act of 1933, as amended 15 U.S.C. §§ 77a et seq., or any similar U.S. federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

177. “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, 15 U.S.C. §§ 78a et seq., or any similar U.S. federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

178. “Solicitation Agent” means Kroll Restructuring Administration LLC, the notice, claims, and solicitation agent retained by the Debtors for the Chapter 11 Cases.

179. “Specified DIP Backstop Parties” has the meaning set forth in the Restructuring Support Agreement.

180. “Superpriority Credit Agreement” means that certain Credit Agreement, dated as of December 29, 2022, by and among Diebold Nixdorf Holding Germany GmbH, as borrower, certain of the Company Parties, as guarantors, the Superpriority Term Loan Lenders, the Superpriority Term Loan Administrative Agent and the Superpriority Term Loan Collateral Agent, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time.

181. “Superpriority Term Loan” means that certain prepetition priority term loan facility due July 2025, provided for under Superpriority Credit Agreement.

182. “Superpriority Term Loan Administrative Agent” means GLAS USA LLC, solely in its capacity as Administrative Agent under the Superpriority Credit Agreement, and any predecessor or successor thereto.

183. “Superpriority Term Loan Claims” means any Claims arising under, derived from, based on or related to the loans and commitments under the Superpriority Credit Agreement (including, for the avoidance of doubt, the Make Whole Amount (as defined in the Superpriority Credit Agreement)).

184. “Superpriority Term Loan Collateral Agent” means GLAS Americas LLC, solely in its capacity as Collateral Agent under the Superpriority Credit Agreement, and any predecessor or successor thereto.

185. “Superpriority Term Loan Lenders” means, collectively, the banks, financial institutions, and other lenders party to the Superpriority Credit Agreement from time to time, each solely in their capacity as such.

186. “Taxes” means (a) any and all U.S. federal, state or local, or foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, escheat, unclaimed property, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax) and any interest, penalty, or addition thereto, whether disputed or not or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other Person.

187. “Third Party Distribution Agent” means the Person expressly designated by a Debtor or Reorganized Debtor to act as a Distribution Agent pursuant to Article VI.

188. “Third Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article VIII.E of the Plan.

189. “Trustee” means any indenture trustee, collateral trustee, or other trustee or similar Entity under the 2024 Stub Unsecured Notes Indenture, the First Lien Euro Notes Indenture, the First Lien U.S. Notes Indenture or the Second Lien Notes Indenture, and any predecessor or successor thereto, solely in its capacity as such.

190. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

191. “Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

192. “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

193. “WHOA Plan” means the scheme of arrangement to be filed by Diebold Dutch Holding under the Dutch Restructuring Law that is consistent with the Restructuring Term Sheet and embodies the Restructuring Transactions.

B.	Rules of Interpretation

For purposes of the Plan, except as otherwise provided in the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented pursuant to the Plan, the Confirmation Order or otherwise; (3) unless otherwise specified, all references to Sections, Articles or exhibits herein are references to Sections, Articles and exhibits of or to the Plan; (4) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (5) any effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan (in each case, subject to the Consent Rights, to the extent applicable) all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (6) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (7) unless otherwise specified in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the extent not inconsistent with any other provision of this Article I.B; (8) references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (9) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (10) any reference to a Person as a Holder of a Claim or Interest includes that Person’s successors, assigns and Affiliates; (11) the terms “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; and (12) except as otherwise provided in the Plan, any reference to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Computation of Time

Unless otherwise specifically stated in the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed in the Plan. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Documents

In the event of an inconsistency between the Plan, the Restructuring Support Agreement, and the Disclosure Statement, the terms of the Plan shall control and take precedence in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan Supplement shall control and take precedence (unless otherwise stated in such document or in the Confirmation Order). In the event of any inconsistency between the Plan or Plan Supplement, on the one hand, and the Confirmation Order on the other hand, the Confirmation Order shall control and take precedence.

H.	Consent Rights

Notwithstanding anything herein to the contrary, any and all Consent Rights of the parties to the Restructuring Support Agreement, as set forth in the Restructuring Support Agreement, with respect to any matter, including the form and substance of the Plan, all exhibits to the Plan, and the Plan Supplement, and any other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by reference (including to the applicable definitions in Article I.A of the Plan) and be fully enforceable as if stated in full in the Plan. Failure to reference herein the rights in the immediately preceding sentence, as such rights relate to any document referenced in the Restructuring Support Agreement, shall not impair such rights and obligations.

ARTICLE II.

ADMINISTRATIVE, PRIORITY AND DIP CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims and DIP Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A.	Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors, or the Reorganized Debtors, or as otherwise set forth in an order of the Bankruptcy Court (including pursuant to the procedures specified therein), as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims, Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code, DIP Claims and Restructuring Expenses) related to the Chapter 11 Cases will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed as of the Effective Date, on or as soon as reasonably practicable after the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 60 days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; or (4) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

Notwithstanding anything to the contrary contained herein, any unpaid Claim payable on account of the Restructuring Expenses, shall constitute an Allowed Administrative Claim and shall be paid on a current basis in full in Cash on the Effective Date, or to the extent accrued after the Effective Date, on a current basis in full in Cash as invoiced. Nothing herein shall require the members of the Ad Hoc Group to file applications, a Proof of Claim or otherwise seek approval of the Bankruptcy Court as a condition to payment of such Allowed Administrative Claims.

B.	Professional Fee Claims

1.	Professional Fee Escrow Account

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided, however, that obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

2.	Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The amount of the Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account and Cash held by the Reorganized Debtors when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court.

3.	Professional Fee Escrow Amount

The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors before and as of the Confirmation Date projected to be outstanding as of the Confirmation Date, and shall deliver such estimate to the Debtors no later than five days before the anticipated Confirmation Date; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total aggregate amount so estimated as of the Confirmation Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account, provided, however, that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are filed after the Confirmation Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

4.	Post-Confirmation Date Fees and Expenses

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors or the Reorganized Debtors, as applicable. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or approval of compensation for services rendered after such date shall terminate, and the Debtors and Reorganized Debtors (as applicable) may employ and pay any professional entity (including any entity retained in the Chapter 11 Cases as a Professional) in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each Holder of an Allowed Priority Tax Claim will receive, at the option of the applicable Debtor or Reorganized Debtor, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (i) Cash equal to the amount of such Allowed Priority Tax Claim on the Effective Date or (ii) treatment in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date will be paid in the ordinary course of business by the Reorganized Debtors as they become due. For the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date to the extent required under sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

D.	DIP Claims

Unless otherwise agreed to by the Holder of an Allowed DIP Claim and the Debtors, on the Effective Date, each Holder of an Allowed DIP Claim will receive in full and final satisfaction, settlement, release, and discharge of, and in exchange for, its Allowed DIP Claim, the following: (i) in exchange for the principal amounts of such Allowed DIP Claim, on a dollar-for-dollar basis, loans or commitments (as applicable) under the Exit Facility Credit Agreement; and (ii) in exchange for all other amounts (other than any amounts payable in Additional New Common Stock) due and owing under such DIP Facility, including accrued interest and other obligations arising under the DIP Documents, payment in full in Cash.

E.	Additional New Common Stock

The Debtors’ obligations to provide the Additional New Common Stock to the parties entitled thereto shall be satisfied by the Debtors’ provision of such Additional New Common Stock as set forth in the DIP Credit Agreement.

ARTICLE III.

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

The Plan constitutes a separate chapter 11 plan of reorganization for each Debtor. The Plan does not contemplate and is conditioned upon there being no substantive consolidation of any of the Debtors. For brevity and convenience, the classification and treatment of Claims and Interests have been arranged into one chart. Such classification shall not affect any Debtor’s status as a separate legal entity, change the organization or corporate governance structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal entities.

Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. For the avoidance of doubt, in no event shall any Holder of an Allowed Claim be entitled to receive payments or distributions on account of such Allowed Claim under the Plan that, in the aggregate, exceed the Allowed amount of such Holder’s Claim.

The following chart represents the classification of Claims against and Interests in the Debtors pursuant to the Plan:

Class	Claim or Interest	Status	Voting Rights

1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

3	ABL Facility Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

4	Superpriority Term Loan Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

5	First Lien Claims	Impaired	Entitled to Vote

6	Second Lien Notes Claims	Impaired	Entitled to Vote

7	2024 Stub Unsecured Notes Claims	Impaired	Entitled to Vote

8	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

9	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

10	Debtor Intercompany Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

11	Non-Debtor Intercompany Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

12	Intercompany Interests	Unimpaired	Not Entitled to Vote (Presumed to Accept)

13	DNI Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Classes of Claims and Interests

To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Interests is specified below.

1.	Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims against any Debtor.

(b)

Treatment: On the Effective Date or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Other Secured Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor(s) (subject to the Consent Rights, which shall not be unreasonably withheld, conditioned or delayed), either:

(i)	payment in full in Cash;

(ii)	delivery of the collateral securing its Allowed Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims against any Debtor.

(b)

Treatment: On the Effective Date or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Other Priority Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor(s) (subject to the Consent Rights, which shall not be unreasonably withheld, conditioned or delayed), either:

(i)	payment in full in Cash; or

(ii)	such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 — ABL Facility Claims

(a)	Classification: Class 3 consists of all ABL Facility Claims against any Debtor.

(b)

Allowance: The ABL Facility Claims shall be Allowed in their entirety for all purposes of the Plan in amounts not less than the following aggregate principal amounts (x) $218,929,045 (inclusive of (i) $28,958,045 of letters of credit and (ii) $58,850,000 of “FILO” loans); and (y) €17,670,954, plus any accrued and unpaid interest, fees, costs, and other expenses arising under, and payable pursuant to, the ABL Credit Agreement up to and including the date of repayment as contemplated by subsection (c) hereof, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments, or any other challenges under applicable law or regulation by any entity.

(c)

Treatment: On or before the Effective Date, except to the extent that a Holder of an Allowed ABL Facility Claim agrees to less favorable treatment of its Allowed ABL Facility Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed ABL Facility Claim, to the extent such Allowed ABL Facility Claims have not been paid in full with the proceeds of the DIP Facility pursuant to an order of the Bankruptcy Court (including a DIP Order), each Holder of an Allowed ABL Facility Claim shall receive payment in full in Cash; provided that in the case of any Letters of Credit (as defined in the ABL Credit Agreement) the Debtors shall cash collateralize, backstop or cancel such Letters of Credit in a manner reasonably satisfactory to the Issuing Banks (as defined in the ABL Credit Agreement).

(d)

Voting: Class 3 is Unimpaired under the Plan. Holders of Allowed ABL Facility Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed ABL Facility Claims are not entitled to vote to accept or reject the Plan.

4.	Class 4 — Superpriority Term Loan Claims

(a)	Classification: Class 4 consists of all Superpriority Term Loan Claims against any Debtor.

(b)

Allowance: The Superpriority Term Loan Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $400,631,233, plus any accrued and unpaid prepetition and postpetition interest, fees, costs, and other expenses arising under, and payable pursuant to, the Superpriority Credit Agreement (including, for the avoidance of doubt, the Make Whole Amount (as defined in the Superpriority Credit Agreement)) up to and including the date of repayment as contemplated by subsection (c) hereof, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments, or any other challenges under applicable law or regulation by any entity.

(c)

Treatment: On or before the Effective Date, except to the extent that a Holder of an Allowed Superpriority Term Loan Claim agrees to less favorable treatment of its Allowed Superpriority Term Loan Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Superpriority Term Loan Claim, to the extent such Allowed Superpriority Term Loan Claims have not been paid in full with the proceeds of the DIP Facility pursuant to an order of the Bankruptcy Court (including a DIP Order), each Holder of an Allowed Superpriority Term Loan Claim shall receive payment in full in Cash.

(d)

Voting: Class 4 is Unimpaired under the Plan. Holders of Allowed Superpriority Term Loan Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed Superpriority Term Loan Claims are not entitled to vote to accept or reject the Plan.

5.	Class 5 — First Lien Claims

(a)	Classification: Class 5 consists of any First Lien Claims against any Debtor.

(b)

Allowance: On the Effective Date, the First Lien Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $1,755,987,013, plus any accrued and unpaid interest, fees, costs, and other expenses arising under, and payable pursuant to, the 2023 Stub First Lien Credit Agreement, First Lien Credit Agreement, the First Lien Euro Notes Indenture, and the First Lien U.S. Notes Indenture as of the Petition Date, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments, or any other challenges under applicable law or regulation by any entity.

(c)

Treatment: On the Effective Date or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed First Lien Claim agrees to less favorable treatment of its Allowed First Lien Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed First Lien Claim, each Holder of an Allowed First Lien Claim will receive its pro rata share (determined as a percentage of all Allowed First Lien Claims) of the First Lien Claims Recovery.

(d)	Voting: Class 5 is Impaired under the Plan. Holders of Allowed First Lien Claims are entitled to vote to accept or reject the Plan.

6.	Class 6 — Second Lien Notes Claims

(a)	Classification: Class 6 consists of any Second Lien Notes Claims against any Debtor.

(b)

Allowance: On the Effective Date, Second Lien Notes Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $333,616,814, plus any accrued but unpaid interest, fees, expenses and other amounts arising under or in connection with the Second Lien Notes Indenture as of the Petition Date, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity.

(c)

Treatment: On the Effective Date or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Second Lien Notes Claim agrees to less favorable treatment of its Allowed Second Lien Notes Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Second Lien Notes Claim, each Holder of an Allowed Second Lien Notes Claim shall receive its pro rata share of the Second Lien Notes Claims Recovery.

(d)	Voting: Class 6 is Impaired under the Plan. Holders of Allowed Second Lien Notes Claims are entitled to vote to accept or reject the Plan.

7.	Class 7 — 2024 Stub Unsecured Notes Claims

(a)	Classification: Class 7 consists of any 2024 Stub Unsecured Notes Claims against any Debtor.

(b)

Allowance: On the Effective Date, the 2024 Stub Unsecured Notes Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $72,112,000, plus any accrued but unpaid interest, fees, expenses and other amounts arising under or in connection with the 2024 Stub Unsecured Notes Indenture as of the Petition Date, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity.

(c)

Treatment: On the Effective Date or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed 2024 Stub Unsecured Notes Claim agrees to less favorable treatment of its Allowed 2024 Stub Unsecured Notes Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed 2024 Stub Unsecured Notes Claim, each Holder of an Allowed 2024 Stub Unsecured Notes Claim shall receive its pro rata share of the 2024 Stub Unsecured Notes Claims Recovery.

(d)	Voting: Class 7 is Impaired under the Plan. Holders of Allowed 2024 Stub Unsecured Notes Claims are entitled to vote to accept or reject the Plan.

8.	Class 8 — General Unsecured Claims

(a)	Classification: Class 8 consists of any General Unsecured Claims against any Debtor.

(b)

Treatment: On the Effective Date or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed General Unsecured Claim, each Allowed General Unsecured Claim shall be Reinstated and paid in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claim.

(c)

Voting: Class 8 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan.

9.	Class 9 — Section 510(b) Claims

(a)	Classification: Class 9 consists of any Section 510(b) Claims against any Debtor.

(b)

Treatment: On the Effective Date, each Section 510(b) Claim shall be extinguished, cancelled, released and discharged and will be of no further force or effect, and Holders thereof shall receive no distributions from the Debtors in respect of such Section 510(b) Claim.

(c)

Voting: Class 9 is Impaired under the Plan. Holders of Section 510(b) Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

10.	Class 10 — Debtor Intercompany Claims

(a)	Classification: Class 10 consists of any Claim held by a Debtor against another Debtor.

(b)

Treatment: On or after the Effective Date, subject to the Restructuring Steps Memorandum, each Allowed Debtor Intercompany Claim shall be Reinstated, distributed, contributed, set off, settled, canceled and released, or otherwise addressed at the option of the Debtors or Reorganized Debtors, as applicable (subject to the Consent Rights, which shall not be unreasonably withheld, conditioned or delayed).

(c)

Voting: Class 10 is Unimpaired under the Plan. Holders of Allowed Debtor Intercompany Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Debtor Intercompany Claims are not entitled to vote to accept or reject the Plan.

11.	Class 11 — Non-Debtor Intercompany Claims

(a)	Classification: Class 11 consists of any Non-Debtor Intercompany Claims against any Debtor.

(b)

Treatment: On or after the Effective Date, subject to the Restructuring Steps Memorandum, each Allowed Non-Debtor Intercompany Claim shall be Reinstated, distributed, contributed, set off, settled, canceled and released, or otherwise addressed at the option of the Debtors or Reorganized Debtors, as applicable (subject to the Consent Rights, which shall not be unreasonably withheld, conditioned or delayed).

(c)

Voting: Class 11 is Unimpaired under the Plan. Holders of Allowed Non-Debtor Intercompany Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Non-Debtor Intercompany Claims are not entitled to vote to accept or reject the Plan.

12.	Class 12 — Intercompany Interests

(a)	Classification: Class 12 consists of all Interests held by a Debtor or an Affiliate of a Debtor.

(b)

Treatment: On or after the Effective Date, subject to any alternative treatment set forth in the Plan Supplement (including the Restructuring Steps Memorandum), Intercompany Interests shall be Reinstated or, at the option of the Debtors or Reorganized Debtors, as applicable (subject to the Consent Rights, which shall not be unreasonably withheld, conditioned or delayed), canceled without any distribution on account of such Intercompany Interests.

(c)

Voting: Class 12 is Unimpaired under the Plan. Holders of Allowed Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

13.	Class 13 — DNI Interests

(a)	Classification: Class 13 consists of all DNI Interests.

(b)

Treatment: On the Effective Date, each DNI Interest shall be extinguished, cancelled and discharged, and Holders thereof shall neither receive nor retain any property or distributions from the Debtors in respect of their Interests.

(c)

Voting: Class 13 is Impaired under the Plan. Holders of DNI Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed DNI Interests are not entitled to vote to accept or reject the Plan.

C.	Distribution of Consideration Under Plan and WHOA Plan

The distributions of consideration as set forth in the Plan and the WHOA Plan take into account Holders’ rights to payment, in respect of their Claims, against all of the Debtors and the Dutch Scheme Parties taken as a whole.

D.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

E.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

F.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the Holders of such Claims or Interests in such Class.

G.	Subordinated Claims and Interests

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

H.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and to allow the Reorganized Debtors to maintain their organizational structure to avoid the unnecessary cost of having to reconstitute such structure. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date (subject to the Restructuring Steps Memorandum).

I.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

J.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to alter, amend, or modify the Plan, or any document in the Plan Supplement in accordance with the Restructuring Support Agreement and Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or to withdraw the Plan as to such Debtor, subject to and in accordance with the provisions of the Plan and the Restructuring Support Agreement.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

Unless otherwise set forth in the Plan, pursuant to sections 363 and 1123 of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan, including the releases set forth in Article VIII, shall constitute an integrated, good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.

B.	Restructuring Transactions

On and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, are authorized to take all actions as necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary or advisable to effectuate the Restructuring Support Agreement and the Plan, including the Restructuring Transactions and all transactions set forth in the Restructuring Steps Memorandum, in each case subject to the Consent Rights (which shall not be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, unless otherwise provided by the terms of a Restructuring Transaction, all such Restructuring Transactions will be deemed to occur on the Effective Date. The actions to effect these transactions may include, as applicable: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, recapitalization, exchange, contribution, distribution, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, subrogation, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation pursuant to applicable state or foreign law; (d) the execution and delivery of Exit Facility Documents; (e) the execution and delivery of the New Corporate Governance Documents, and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (f) the issuance, distribution, reservation, or dilution, as applicable, of the New Common Stock, as set forth herein; (g) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions; and (h) all actions necessary to effectuate the transactions contemplated by the Plan and the Restructuring Support Agreement in any non-U.S. jurisdictions, including any actions taken in connection with the Dutch Scheme Proceedings, the Chapter 15 Proceedings and any other Recognition Proceeding, in each case subject to the Consent Rights. Any such transactions may be effected on or subsequent to the Confirmation Date without any further action by the stockholders, members, partners or directors of any of the Debtors or the Reorganized Debtors.

Without limiting the foregoing, the Restructuring Transactions may include changes to the corporate and/or capital structure of DNI and/or any of its subsidiaries to be made on or prior to the Effective Date, in each case, subject to the Consent Rights and as may be set forth in the Plan Supplement. For the avoidance of doubt, such changes to the corporate and/or capital structure may include, but are not limited to, (i) the conversion of DNI and/or one or more of its subsidiaries into corporations, limited liability companies or partnerships, (ii) the creation of one or more newly formed Entities and/or holdings companies, (iii) the merger of one or more existing or newly formed entities and/or holding companies, (iv) the issuance of intercompany liabilities and/or intercompany equity, (v) any “election” that may be made for United States federal income tax purposes, and/or (vi) the restructuring or repositioning of any of the direct or indirect subsidiaries of DNI.

The Confirmation Order shall be deemed, pursuant to both section 1123 and section 363 of the Bankruptcy Code, to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

C.	Sources of Consideration for Plan Distributions

The Debtors shall fund distributions under the Plan with (a) Cash on hand, (b) the loan proceeds of the Exit Facility, and (c) the issuance of the New Common Stock. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

1.	Exit Facility

On the Effective Date, (a) the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Facility Documents, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Exit Facility Documents), and (b) the Exit Facility Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under the Plan, the Confirmation Order or on account of the Confirmation or Consummation of the Plan.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Facility Documents and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors, their Affiliates and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

2.	Issuance and Distribution of New Common Stock

All DNI Interests shall be cancelled as of the Effective Date. On the Effective Date, the New Common Stock shall be issued and distributed by the Distribution Agent to the Entities entitled to receive the New Common Stock pursuant to the Plan and in accordance with the terms of the Plan and the New Corporate Governance Documents. Such New Common Stock, when issued or distributed as provided in the Plan, will be duly authorized, validly issued and fully paid and nonassessable. Any shares of New Common Stock authorized but not necessary to satisfy obligations under the Plan shall have the status of authorized but not issued shares of New Common Stock of Reorganized DNI.

3.	Corporate Governance

Each distribution and issuance of the New Common Stock shall be governed by the terms and conditions set forth in the Plan applicable to such distribution, issuance and/or dilution, as applicable, and by the terms and conditions of the instruments evidencing or relating to such distribution, issuance and/or dilution, as applicable, including the New Corporate Governance Documents, the terms and conditions of which shall bind each Entity receiving such distribution of the New Common Stock. All New Common Stock issued and distributed under the Plan shall be duly authorized, validly issued, fully paid and non-assessable.

On and after the Effective Date, Reorganized DNI shall continue to be a public reporting company. Reorganized DNI shall use commercially reasonable efforts to cause the New Common Stock to be listed for trading on the New York Stock Exchange as soon as practicable after the Effective Date. The New Common Stock will be registered under the Securities Exchange Act of 1934 on the Effective Date.

4.	Cash on Hand

The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand to fund distributions to certain Holders of Allowed Claims consistent with the terms of the Plan.

D.	Exemption from Registration Requirements

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, all shares of New Common Stock, issued and distributed pursuant to the Plan in exchange for Claims will be exempt from registration under the Securities Act or any similar federal, and any state’s securities law registration requirements and all rules and regulations promulgated thereunder.

The offering, issuance, and distribution of shares of New Common Stock pursuant to the Plan in reliance upon section 1145 of the Bankruptcy Code is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. Such shares of New Common Stock to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of New Common Stock through the facilities of DTC, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Confirmation Order with respect to the treatment of such applicable portion of the New Common Stock.

DTC, Euroclear, and Clearstream (and any stock transfer agent) shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of any legal opinion regarding whether the offering and issuance of the New Common Stock is/are exempt from registration and/or eligible for DTC, Euroclear, and Clearstream book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC, Euroclear, or Clearstream (or any stock transfer agent)) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the issuance and/or distribution of the New Common Stock is/was exempt from registration and/or whether the New Common Stock is eligible for DTC, Euroclear, or Clearstream book-entry delivery, settlement, and depository services.

Notwithstanding any policies, practices, or procedures of DTC, Euroclear, or Clearstream, DTC, Euroclear, and Clearstream shall cooperate with and take all actions reasonably requested by a Distribution Agent or an indenture trustee to facilitate distributions to Holders of Allowed Claims without requiring that such distributions be characterized as repayments of principal or interest. No Distribution Agent or indenture trustee shall be required to provide indemnification or other security to DTC, Euroclear, or Clearstream in connection with any distributions to Holders of Allowed Claims through the facilities of DTC, Euroclear, or Clearstream.

E.	Corporate Existence

Except as otherwise provided in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan, the New Corporate Governance Documents, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

F.	Corporate Action

On or before the Effective Date, as applicable, all actions contemplated under the Plan or the Plan Supplement shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of employment or other compensation agreements or arrangements with existing management; (2) selection of the directors, managers, and officers for the Reorganized Debtors; (3) implementation of the Restructuring Transactions and the transactions set forth on the Restructuring Steps Memorandum; (4) the applicable Reorganized Debtors’ and other Entities’ entry into the Exit Facility Documents; (5) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases; (6) the adoption and filing of the New Corporate Governance Documents; (7) the issuance and distribution of New Common Stock; and (8) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the Exit Facility Documents and any and all other agreements, documents, securities, or instruments related to the foregoing. The authorizations and approvals contemplated by this Article IV.F shall be effective notwithstanding any requirements under non-bankruptcy law.

G.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Plan Supplement, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the Exit Facility Documents, and Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any). On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in the Plan or the Restructuring Steps Memorandum, all notes, instruments, certificates, shares, and other documents evidencing Claims or Interests shall be contributed, set off or cancelled consistent with the Restructuring Steps Memorandum, and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full, without any further action on the part of any Debtor or a Holder, and, as applicable, shall be deemed to have been surrendered to the Distribution Agent, and the Agents/Trustees shall automatically and fully be released from all duties and obligations thereunder; provided, however, that notwithstanding Confirmation or the occurrence of the

Effective Date, any credit document, indenture, or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (1) allowing Holders of Allowed Claims to receive distributions under the Plan and the WHOA Plan; (2) allowing and preserving the rights of the Agents/Trustees to make distributions pursuant to the Plan and the WHOA Plan; (3) preserving the Agents’ and Trustees’ rights to compensation and indemnification as against any money or property distributable to the Holders of First Lien Claims, Second Lien Notes Claims, and 2024 Stub Unsecured Notes Claims, including permitting each Agent/Trustee to maintain, enforce, and exercise its charging liens, if any, against such distributions; (4) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the Agents/Trustees against any Person (other than with respect to any claim released under the Debtor Release or the Third Party Release or Claims subject to treatment in this Plan), including with respect to indemnification or contribution from the Holders of First Lien Claims, Second Lien Notes Claims, 2024 Stub Unsecured Notes Claims, Superpriority Term Loan Claims, and ABL Facility Claims or any exculpations of the Agents/Trustees, pursuant and subject to the terms of the 2023 Stub First Lien Credit Agreement, the First Lien Credit Agreement, the ABL Credit Agreement, the Superpriority Credit Agreement, the 2024 Stub Unsecured Notes Indenture, the First Lien Euro Notes Indenture, the First Lien U.S. Notes Indenture, or the Second Lien Notes Indenture as in effect on the Effective Date; (5) permitting the Agents/Trustees to enforce any obligation (if any) owed to the Agents/Trustees under the Plan; (6) permitting the Agents/Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; and (7) permitting the Agents/Trustees to perform any functions that are necessary to effectuate the foregoing; provided, further, however, that (a) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, the Plan, the Dutch Sanction Order or the WHOA Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (b) the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. On the Effective Date, the Agents/Trustees shall be automatically and fully discharged and shall have no further obligation or liability except as provided in the Plan, the Confirmation Order, the WHOA Plan and the Dutch Sanction Order, and after the performance by the Agents/Trustees and their representatives and professionals of any obligations and duties required under or related to the Plan, the Confirmation Order, the WHOA Plan and the Dutch Sanction Order, the Agents/Trustees shall be automatically and fully relieved of and released from any obligations and duties arising thereunder. As a condition precedent to receiving any distribution on account of a Claim in respect of any Prepetition Debt, each Holder of such Claim shall be deemed to have surrendered the instruments or other documentation evidencing or underlying each such Claim, and all such surrendered instruments and other documentation shall be deemed to be cancelled pursuant to this Article, except to the extent otherwise expressly provided herein. Notwithstanding anything to the contrary herein, any Agent’s or Trustee’s rights against any Holder of a Claim (but not against the Company Parties, which rights against the Company Parties shall be discharged under the Plan and the WHOA Plan) to reimbursement, indemnity and fees and expenses under any financing document that by its terms survives a termination of such document, shall survive the Effective Date, notwithstanding the payment in full or satisfaction of the Claims thereunder and the terms of the Plan.

I.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the board of directors and managers thereof, shall be authorized to issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Support Agreement, the Exit Facility Documents, the New Corporate Governance Documents, and the New Common Stock and Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

J.	Exemptions from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) pursuant to the Plan, including but not limited to the following, shall not be subject to any document recording Tax, stamp Tax, conveyance fee, intangibles or similar Tax, mortgage Tax, real estate transfer Tax, sale or use Tax, value added Tax, mortgage recording Tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar Tax or governmental assessment: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock and the execution and delivery of the Exit Facility; (b) the

Restructuring Transactions and the transactions contemplated by the Restructuring Steps Memorandum; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for the loans under the Exit Facility Documents; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan. The Confirmation Order will direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such Taxes or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such Taxes or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such Taxes or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such Taxes or governmental assessment.

K.	New Corporate Governance Documents

The New Corporate Governance Documents shall, among other things: (1) contain terms consistent with the documentation set forth in the Plan Supplement; (2) authorize the issuance, distribution, and reservation of the New Common Stock to the Entities entitled to receive such issuances, distributions and reservations under the Plan; and (3) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, and limited as necessary to facilitate compliance with non-bankruptcy federal laws, prohibit the issuance of non-voting equity Securities.

On or immediately before the Effective Date, each of the Debtors or Reorganized Debtors, as applicable, will file its New Corporate Governance Documents with the applicable Secretary of State and/or other applicable authorities in their state of incorporation or formation in accordance with the applicable laws of its respective state of incorporation or formation, to the extent required for such New Corporate Governance Documents to become effective. After the Effective Date, each Reorganized Debtor may amend and restate its formation, organizational, and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of such documents.

L.	Directors and Officers

On the Effective Date, the terms of the current members of the board of directors of DNI shall expire, and the Reorganized DNI Board will include those directors set forth in the list of directors of the Reorganized Debtors included in the Plan Supplement. On the Effective Date, the officers and overall management structure of Reorganized DNI, and all officers and management decisions with respect to Reorganized DNI (and/or any of its direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall only be subject to the approval of the Reorganized DNI Board or as otherwise set forth in such Reorganized Debtor’s New Corporate Governance Documents or such subsidiary’s organizational documents (as applicable).

On the Effective Date the initial officers of Reorganized DNI and the other Reorganized Debtors will consist of the individuals identified in the Plan Supplement.

From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents, the New Corporate Governance Documents and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. To the extent that any such initial director or officer of the Reorganized Debtors identified in the Plan Supplement is an “insider” pursuant to section 101(31) of the Bankruptcy Code, the Debtors will disclose the nature of any compensation to be paid to such director or officer.

M.	New Management Incentive Plan

The Reorganized DNI Board shall be authorized to, and shall, adopt the New Management Incentive Plan, enact and enter into related policies and agreements, and grant awards under the New Management Incentive Plan to participants on the terms and conditions determined by the Reorganized DNI Board, in all respects consistent with the Restructuring Term Sheet.

N.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions listed on the Retained Causes of Action Schedule, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action expressly released by the Debtors pursuant to the releases and exculpations contained in the Plan.

The Reorganized Debtors may pursue such retained Causes of Action in their discretion. No Entity may rely on the absence of a specific reference in the Plan, the Retained Causes of Action Schedule, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

O.	No Change in Control

For the avoidance of doubt, except as provided in Article V.G.1, (x) the cancellation of any Interests pursuant to the Plan, (y) any issuance, transfer or acquisition of New Common Stock or other Securities pursuant to the Plan or in connection with the Debtors’ restructuring, and (z) the revesting of assets in the Reorganized Debtors as of the Effective Date pursuant to the Plan, shall not, and shall not be deemed to, result in a “change in control” or “change of control” under any contract or other document to which any Debtor or Reorganized Debtor is a party.

P.	Indenture Trustee Expenses

On the Effective Date, and without any further notice to, or action, order, or approval of the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable shall distribute Cash to each of the Trustees in an amount equal to the Indenture Trustee Fees and Expenses due such Trustee without a reduction to recoveries to Holders of the 2024 Stub Unsecured Notes, First Lien Euro Notes, First Lien U.S. Notes, or Second Lien Notes. To the extent any of the Trustees provides services or incur costs or expenses, including professional fees, related to or in connection with the Plan, the Confirmation Order, distributions made pursuant to the Plan or, as applicable, the cancellation and discharge of the 2024 Stub Unsecured Notes Indenture, First Lien Euro Notes Indenture, First Lien U.S. Notes Indenture, or Second Lien Notes Indenture, after the Effective Date, such Trustee shall be entitled to receive from the Reorganized Debtors, without further Bankruptcy Court approval, compensation in full for such services and reimbursement of reasonable and documented out-of-pocket expenses incurred with such services.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease List.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumption, assumption and assignment (including any related assignment resulting from the Restructuring Transactions or otherwise), or rejection, as applicable, of such Executory Contracts or Unexpired Leases as set forth in the Plan and the Rejected Executory Contract and Unexpired Lease List, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Subject to the Restructuring Steps Memorandum and Restructuring Transactions, each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including 30 days after the Effective Date.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. To the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or modified or deemed breached or modified by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” or “change in control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default- or modification-related rights with respect thereto. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan or the Rejected Executory Contract and Unexpired Lease List, as applicable. Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Solicitation Agent and served on the Reorganized Debtors no later than 30 days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Solicitation Agent within such time shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.G of the Plan, notwithstanding anything in a Proof of Claim to the contrary.

Any Claim arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

C.	Cure of Defaults and Objections to Cure Amounts and Assumption

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Amount at such times and in such amounts as in the ordinary course of the Debtors’ business or, at the Debtors’ election, on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree, subject in all events to all defenses and disputes the Debtors or the Reorganized Debtors may have with respect to the underlying Executory Contracts or Unexpired Leases, which the Debtors or the Reorganized Debtors may assert in the ordinary course. If there is any dispute in respect of any Executory Contract or Unexpired Lease, such dispute may be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced, and the Debtors and Reorganized Debtors (as applicable) shall have the authority to negotiate resolutions to any such dispute as if the Chapter 11 Cases had not been commenced.

Following the Petition Date, the Debtors shall serve a notice on parties to Executory Contracts and Unexpired Leases to be assumed or assumed and assigned reflecting the Debtors’ intention to assume or assume and assign the Executory Contract or Unexpired Lease in connection with the Plan and indicating that the Cure Amount shall be asserted against the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business. This notice shall include a description of the procedures for objecting to assumption thereof based on the proposed Cure Amounts or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code). Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, assumption and assignment or related Cure Amount must be filed by such counterparty by the Confirmation Objection Deadline or other deadline that may be set by the Bankruptcy Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, assumption and assignment or Cure Amount shall be deemed to have assented to such assumption, assumption and assignment, adequate assurance of future performance and Cure Amount.

Cure Amounts, if any, shall be paid in the ordinary course of the Debtors’ business or, at the Debtors’ election, on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. If there is a dispute regarding the assumption of any Executory Contract or Unexpired Lease, the payment of the Cure Amount shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption in the event of a dispute regarding (as applicable): (1) the amount of any payments to cure the applicable purported default; (2) the ability of the Reorganized Debtors or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption. If, after the resolution of any such dispute, the applicable Debtor or Reorganized Debtor, as applicable, in the exercise of its sound business judgment, concludes that the Cure Amount as determined by Final Order or as otherwise finally resolved renders assumption of such Executory Contract or Unexpired Lease unfavorable to the applicable Debtor’s Estate or to the applicable Reorganized Debtor, then such Debtor and/or Reorganized Debtor (as applicable) shall be authorized to reject any such Executory Contract or Unexpired Lease. Such rejected Executory Contracts or Unexpired Leases, if any, shall be deemed as listed on the Rejected Executory Contract and Unexpired Lease List.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	Insurance Contracts

Each of the Debtors’ Insurance Contracts and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Notwithstanding anything to the contrary in the Plan (except as set forth in Article V.F of the Plan and the third paragraph of Article V.A of the Plan), the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (a) on the Effective Date, all Insurance Contracts will be assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code or continued in accordance with their terms; (b) the parties to each Insurance Contract will continue to be bound by such Insurance Contract as if the Chapter 11 Cases had not occurred; (c) nothing in the Plan shall affect, impair or prejudice the rights and defenses of the insurers or the Reorganized Debtors under the Insurance Contracts in any manner, and such insurers and Reorganized Debtors shall retain all rights and defenses under the Insurance Contracts, and the Insurance Contracts shall apply to, and be enforceable by and against, the Reorganized Debtors and the applicable insurer(s) as if the Chapter 11 Cases had not occurred; and (d) nothing in the Plan shall alter or modify the obligation, if any, that any insurers or third party administrators may have to pay claims covered by such Insurance Contracts and any right that such parties may have to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor (if any).

E.	Indemnification Provisions

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ New Corporate Governance Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted occurring before the Effective Date. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights.

On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

F.	Director, Officer, Manager, and Employee Liability Insurance

To the extent not made, purchased or paid prior to the Petition Date, the Debtors shall, prior to the Effective Date: (a) make arrangements to continue the D&O Liability Insurance Policies, and/or purchase a tail policy or policies, for the period from and after the Effective Date, for the benefit of any person who is serving or has served as one of the Debtors’ directors, managers, officers, and employees at any time from and after the Petition Date and (b) fully pay the premium for such insurance.

On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors or Reorganized Debtors, as applicable, shall be deemed to have assumed all of the D&O Liability Insurance Policies (including any “tail policy”) and any agreements, documents, or instruments relating thereto. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such policies (including any “tail policy”).

After the Effective Date, none of the Debtors or the Reorganized Debtors shall terminate or otherwise reduce the coverage under any such policies (including any “tail policy”) with respect to conduct occurring as of the Effective Date, and all officers, directors, managers, and employees of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policies regardless of whether such officers, directors, managers, or employees remain in such positions after the Effective Date. Directors and officers shall be exculpated and indemnified by the Debtors and Reorganized Debtors to the extent of such insurance.

On and after the Effective Date, each of the Reorganized Debtors shall be authorized to purchase a directors’ and officers’ liability insurance policy for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

G.	Employee Matters

1. Continuation of Employee Arrangements

Subject to Article V.G.5, on and after the Effective Date, the Reorganized Debtors shall have authority to: (a) amend, adopt, assume, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, employment, compensation, including any incentive awards (including all cash-based annual, long-term and short-term incentive awards), retention benefits, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors (collectively “Employee Arrangements”) and (b) honor, in the ordinary course of business, Claims of employees for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order. For the avoidance of doubt, the Reorganized Debtors shall continue, as of the Effective Date, all Employee Arrangements of the Debtors unless otherwise expressly addressed herein, subject to the terms and conditions of any such Employee Arrangement, including the Reorganized Debtors’ rights to amend, modify, supplement or terminate any such Employee Arrangements in accordance with the terms thereof.

Notwithstanding anything to the contrary in the Plan, whether the consummation of the Restructuring Transactions and any associated organizational changes constitutes a “change in control” or “change of control” (or similar term) under the Employee Arrangements shall be determined based on the terms and conditions of each applicable Employee Arrangement and without giving effect to Article IV.O.

2. Retiree Benefits

Pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law and the terms of such benefit plan.

3. Pension Plans

On the Effective Date, the Reorganized Debtors, as applicable, shall assume their respective defined benefit pension plans. On and after the Effective Date, the Reorganized Debtors, as applicable, will continue to sponsor and administer such defined benefit pension plans in accordance with applicable law.

4. Workers’ Compensation

From and after the Effective Date: (a) the Reorganized Debtors will continue to administer and pay all valid claims for benefits and liabilities arising under the Debtors’ workers’ compensation programs for which the Debtors or the Reorganized Debtors are responsible under applicable state workers’ compensation law as of the Effective Date, regardless of when the applicable injuries occurred, in accordance with the Debtors’ prepetition practices and procedures and governing state workers’ compensation law; and (b) nothing in the Plan shall discharge, release or relieve the Debtors or the Reorganized Debtors from any current or future liability under applicable state workers’ compensation law in the jurisdictions where the Debtors or the Reorganized Debtors participate in workers’ compensation programs. The Debtors and the Reorganized Debtors, as applicable, expressly reserve the right to challenge the validity of any claim for benefits or liabilities arising under any workers’ compensation program.

5. Equity Awards

Any DNI Interests granted prior to the Effective Date to a current or former employee, officer, director or contractor under an Employee Arrangement or otherwise shall be deemed cancelled on the Effective Date. For the avoidance of doubt, if an Employee Arrangement is assumed and such Employee Arrangement provides in part for an award or potential award of DNI Interests, such Employee Arrangement shall be assumed in all respects other than the provisions of such agreement relating to DNI Interest awards.

H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

I.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan or Plan Supplement shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have 30 calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date. The deemed assumption provided for herein shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

J.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

K.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Interest on the Effective Date, on the date that such Claim becomes an Allowed Claim or Interest or as soon as reasonably practicable thereafter) each Holder of an Allowed Claim and Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Interests in each applicable Class and in the manner provided in the Plan. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Interests, distributions on account of any such Disputed Claims or Interests shall be made pursuant to the provisions set forth in Article VII. Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

B.	Distributions on Account of Obligations of Multiple Debtors

For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan; provided, however, that Claims held by a single Entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be released and discharged pursuant to Article VIII of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code.

C.	Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Distribution Agent on the Effective Date. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. The duties of any Third Party Distribution Agent may be set forth in the applicable agreement retaining such Third Party Distribution Agent.

Notwithstanding any provision in the Plan to the contrary, distributions to the First Lien Euro Noteholders, the First Lien U.S. Noteholders, the Second Lien Noteholders or the 2024 Stub Unsecured Noteholders may be made to or at the direction of the Trustees, which may act as Third Party Distribution Agents (or direct the Distribution Agent) for distributions to the First Lien Euro Noteholders, the First Lien U.S. Noteholders, the Second Lien Noteholders or the 2024 Stub Unsecured Noteholders in accordance with the Plan and the applicable indentures. As applicable, the Trustees may transfer or direct the transfer of such distributions directly through the facilities of DTC, Euroclear, and Clearstream (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with the respective Holders of such Claims to the extent consistent with the customary practices of DTC, Euroclear, and Clearstream, as applicable. Notwithstanding anything to the contrary herein, such distributions shall be subject in all respects to any rights of the Trustees to assert charging liens against such distributions. All distributions to be made to First Lien Euro Noteholders, the First Lien U.S. Noteholders, the Second Lien Noteholders or the 2024 Stub Unsecured Noteholders through DTC shall be made eligible for distributions through the facilities of, as applicable, DTC, Euroclear, and Clearstream and, for the avoidance of doubt, under no circumstances will the Trustees be responsible for making or required to make any distribution under the Plan to First Lien Euro Noteholders, the First Lien U.S. Noteholders, the Second Lien Noteholders or the 2024 Stub Unsecured Noteholders if such distribution is not eligible to be distributed through the facilities of DTC, Euroclear, or Clearstream.

Distributions to Second Lien Noteholders will be made solely on account of Second Lien Notes Claims, and the Second Lien Notes Trustee shall take no action in connection with either the Warrant Agreement or Unit Agreement (as those terms are defined in the Second Lien Notes Indenture).

D.	Rights and Powers of Distribution Agent

1. Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the distributions pursuant to the Plan.

2. Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by any Third Party Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by any Third Party Distribution Agent shall be paid in Cash by the Reorganized Debtors. Any such Third Party Distribution Agent shall submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all fees and expenses for which the Third Party Distribution Agent seeks reimbursement, and the Debtors or the Reorganized Debtors, as applicable, shall pay those amounts that they deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable. In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Third Party Distribution Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Third Party Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Debtors or the Reorganized Debtors, as applicable, and a Third Party Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

E.	Delivery of Distributions

1. Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distribution Record Date by a Distribution Agent: (a) at the address for each such Holder as indicated on such Distribution Agent’s or the Debtors’ or Reorganized Debtors’ (as applicable) books and records as of the date of any such Distribution; (b) to the signatory set forth on any Proof of Claim or Proof of Interest filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim or Proof of Interest is filed or if the Debtors have not been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim or Proof of Interest; or (d) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

2. Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made to such Holder unless and until the applicable Distribution Agent is notified by written certification of such Holder’s then-current address, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the later of (a) the Effective Date and (b) the date of the first attempted distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be fully discharged, released and forever barred.

Pending the distribution of any New Common Stock, the Distribution Agent shall vote, and shall be deemed to vote, all New Common Stock held by such Distribution Agent, whether relating to undeliverable distributions or undelivered distributions (including any New Common Stock held in reserve), in the same proportion as all outstanding shares of New Common Stock properly cast in a shareholder vote.

3. No Fractional Distributions

No fractional shares of the New Common Stock shall be distributed under the Plan, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an applicable Allowed Claim would otherwise result in the issuance of a number of shares of the New Common Stock that is not a whole number, the actual distribution of shares of the New Common Stock, as applicable, shall be rounded as follows: (a) fractions of one-half (^) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (^) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of the New Common Stock shall be adjusted as necessary to account for the foregoing rounding. No consideration shall be provided in lieu of such fractional amounts of the New Common Stock that are rounded down.

4. Minimum Distributions

Holders of Allowed Claims or Allowed Interests entitled to distributions of $50 or less in value shall not receive distributions, and each Claim or Interest to which this limitation applies shall be discharged pursuant to Article VIII of the Plan and its Holder shall be forever barred pursuant to Article VIII of the Plan from asserting that Claim or Interest against the Reorganized Debtors or their property, provided, however, nothing in this Article VI.E.4 shall alter the treatment of Allowed General Unsecured Claims under Article III.B of the Plan.

F.	Manner of Payment

Except as otherwise specified herein, all Cash payments made pursuant to the Plan shall be in U.S. currency. At the option of the Distribution Agent, any Cash payment to be made under the Plan may be made by check drawn on a domestic bank or foreign bank, as applicable, selected by the Distribution Agent or, at the option of the Distribution Agent, by wire transfer, electronic funds transfer or ACH from a domestic bank or foreign bank, as applicable, selected by the Distribution Agent; provided, however, that Cash payments to foreign Holders of Allowed Claims may be made, at the option of the Distribution Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. If the agreements, documents or contracts underlying a Claim specify a manner of payment in respect of the rights that provide the basis for such Claim, the Distribution Agent may elect to make such payment in such specified manner.

G.	Compliance Matters

In connection with the Plan and all instruments issued in connection therewith and distributed thereunder, to the extent applicable, each of the Debtors, the Reorganized Debtors, the Distribution Agent and any other party issuing any instruments or making any distributions under the Plan shall comply with all Tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan and all related agreements shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, applying a portion of any Cash distribution to be made under the Plan to pay applicable withholding Taxes or establishing any other mechanisms the Distribution Agent believes are reasonable and appropriate, including requiring a Holder of an Allowed Claim to pay the withholding Tax amount to the Distribution Agent in Cash as a condition of receiving any non-Cash distributions under the Plan. Any party issuing any instrument or making any distribution pursuant to the Plan has the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to the issuing or disbursing party for the payment of any Tax obligations. In the case of any non-Cash distributions subject to withholding, the distributing party may sell any property so withheld to generate Cash necessary to pay over the withholding Tax. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances. For the avoidance of doubt, any amounts withheld pursuant to this Article VI.G shall be treated as if distributed to the Holder of the Allowed Claim.

Notwithstanding any other provision of the Plan, each Holder of an Allowed Claim receiving a distribution pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any Governmental Unit on account of the distribution, including income, withholding and other Tax obligations.

Any party entitled to receive any property as an issuance or distribution under the Plan will be required, if so requested, to deliver to the Distribution Agent (or such other entity designated by the Debtors, which entity will subsequently deliver to the Distribution Agent) a properly completed appropriate IRS Form W-9 or IRS Form W-8, and any other Tax forms, documentation or certifications that may be requested by the Distribution Agent to establish the amount of withholding or exemption therefrom. Unless a properly completed IRS Form W-9 or IRS Form W-8, as appropriate, and such other requested Tax forms, documentation or certifications are delivered to the Distribution Agent (or such other entity), the Distribution Agent, in its sole discretion, may (a) make a distribution net of any applicable withholding, including backup withholding or (b) reserve such distribution.

If the Distribution Agent reserves a distribution, and the Holder fails to either establish an exemption from withholding to the satisfaction of the issuing or disbursing party or make arrangements satisfactory to the issuing or disbursing party for the payment of any Tax obligations within 180 days after the Effective Date, such distribution shall be treated as unclaimed property under Article VI.E.2, notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary.

H.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan, the Interim DIP Order, the Final DIP Order or the Confirmation Order, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any Claims and (2) no Holder of a Claim shall be entitled to: (a) interest accruing on or after the Petition Date on any such Claim; or (b) interest at the contract default rate, as applicable.

I.	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Petition Date.

J.	Setoffs and Recoupment

Unless otherwise provided in the Plan or the Confirmation Order, each Debtor and each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against or recoup any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled as of the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor or Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder; provided, further, that nothing herein shall limit any rights of setoff or recoupment under the Exit Facility Documents with respect to matters occurring after the Effective Date. Regardless of whether a Holder of a Claim has indicated (in a Filed Proof of Claim or otherwise) that such Holder has, or intends, to preserve any right of setoff or recoupment pursuant to section 553 of the Bankruptcy Code or otherwise, in no event shall any Holder of a Claim be entitled to set off or recoup any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff or recoupment on or before the Confirmation Date.

K.	Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

A Claim shall be deemed satisfied in full or in part (as applicable), and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full or in part (as applicable) on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent that a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 21 days of receipt thereof, repay, return, or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2. Claims Payable by Third Parties

The availability, if any, of insurance policy proceeds for the satisfaction of an Allowed Claim shall be determined by the terms of the insurance policies of the Debtors or Reorganized Debtors, as applicable. No distributions under the Plan will be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ or Reorganized Debtors’ (as applicable) insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be disallowed to the extent of any agreed upon satisfaction on the Claims Register by the Solicitation Agent without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

This Article VII shall not apply to ABL Facility Claims, Superpriority Term Loan Claims, First Lien Claims, Second Lien Notes Claims or 2024 Stub Unsecured Notes Claims, which Claims shall be Allowed as set forth in Article III hereof, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments, or any other challenges under applicable law or regulation by any entity as set forth in Article III hereof.

A.	Disputed Claims and Interests Process

Holders of Claims and Interests need not file a Proof of Claim or Proof of Interest, as applicable, with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan, except to the extent a Claim arises on account of rejection of an Executory Contract or Unexpired Lease in accordance with Article V.B hereof. On and after the Effective Date, except as otherwise provided in the Plan, all Allowed General Unsecured Claims shall be paid pursuant to the Plan in the ordinary course of business of the Reorganized Debtors and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Other than (x) Claims arising from the rejection of an Executory Contract or Unexpired Lease, and (y) Claims which are expressly Allowed under Articles III.B.3 (ABL Facility Claims) III.B.4 (Superpriority Term Loan Claims), III.B.5 (First Lien Claims), III.B.6 (Second Lien Notes Claims), and III.B.7 (2024 Stub Unsecured Notes Claims), if the Debtors or the Reorganized Debtors dispute any General Unsecured Claim or Interest, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced, and the Debtors and Reorganized Debtors (as applicable) shall have the authority to negotiate resolutions to any such dispute as if the Chapter 11 Cases had not been commenced. Solely to the extent that an Entity is required to file a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine, and without the need for notice to or action, order, or approval of the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Article VII of the Plan.

Entities must file Cure Amount objections as set forth in Article V.C hereof to the extent such Entity disputes the Debtors’ proposed Cure Amount. All Proofs of Claim required to be filed by the Plan that are filed after the date that they are required to be filed pursuant to the Plan shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) file, withdraw, or litigate to judgment, objections to Claims or Interests; (2) settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.N of the Plan.

C.	Estimation of Claims and Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been disallowed from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D.	No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest.

E.	Distributions After Allowance

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

F.	No Interest

Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan, including the releases set forth in this Article VIII, shall constitute a global and integrated, good-faith compromise and settlement of all actual and potential claims or controversies relating to the rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such claims or controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is (a) in the best interests of the Debtors, their Estates, and Holders of Claims and Interests; (b) the result of good faith, arms-length negotiations among the parties; and (c) fair, equitable, and reasonable. The settlements and releases contained within the Plan, including, without limitation, the settlements and releases described in this paragraph, are fully integrated with, and inseparable from, the other provisions of the Plan. In accordance with the provisions of the Plan and, to the extent applicable, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims

Pursuant to sections 524(a)(1), 524(a)(2) and 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Confirmation Order, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of (w) Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, Causes of Action and Liens of any nature whatsoever that arose before the Effective Date (including any interest accrued on Claims or Interests from and after the Petition Date), whether known or unknown, against or on any of the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, Interests, Causes of Action or Liens, (x) any liability (including withdrawal liability) of any of the Debtors to the extent such liability relates to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, (y) any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and (z) all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan, the Confirmation Order or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan. Such discharge will void any judgment obtained against the Debtors or Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim, Interest, Cause of Action, Lien or other right or entitlement.

C.	Release of Liens

Except (1) with respect to the Liens securing (a) the DIP Facility, which shall be retained by the Exit Facility Agent to secure the loans under the Exit Facility Documents, and (b) the Other Secured Claims that are Reinstated pursuant to the Plan, or (2) as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against or in any property of the Estates, and subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns. As of the Effective Date: (a) the holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents or take such actions as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, including the execution, delivery, filing or recording of such releases, intellectual property assignments, mortgage or deed of trust releases, UCC-3 termination statements and other similar discharge or release documents as may be requested by the Reorganized Debtors; and (b) the Reorganized Debtors shall be authorized to execute and file on behalf of creditors Form UCC-3 termination statements, intellectual property assignments, mortgage or deed of trust releases or such other forms or release documents as may be necessary or appropriate to implement the provisions of this Article VIII.C.

D.	Debtor Release

Notwithstanding anything contained in the Plan to the contrary, effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, whether in law, equity or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts (including the Prior Refinancing), intercompany transactions, the Interim DIP Order, the Final DIP Order, the Prepetition Debt, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Corporate Governance Documents, the Plan, the WHOA Plan, the Exit Facility Documents, the New Common Stock, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Corporate Governance Documents, the Exit Facility Documents, the New Common Stock, the Plan, the WHOA Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility Documents, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan; (b) any Cause of Action included on the Retained Causes of Action Schedule; (c) the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted fraud, gross negligence or willful misconduct; or (d) any of the Debtors’ or Reorganized Debtors’ (as applicable) claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

E.	Third Party Release

Notwithstanding anything contained in the Plan to the contrary, effective as of the Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, is deemed to have released, acquitted and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, and any Cause of Action asserted or assertable by or on behalf of the Holder of any Claims whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, whether in law, equity or otherwise, including any derivative claims, matured or unmatured, asserted or assertable on behalf of any of the Debtors, that such Entity would have, ever had, now have or thereafter can, shall or may have, been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts (including the Prior Refinancing), intercompany transactions, the Interim DIP Order, the Final DIP Order, the Prepetition Debt, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Corporate Governance Documents, the Plan, the WHOA Plan, the Exit Facility Documents, the New Common Stock, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Corporate Governance Documents, the Exit Facility Documents, the New Common Stock, the Plan, the WHOA Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code). Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) to the extent that any Causes of Action against any Releasing Party are not released or discharged pursuant to the Plan, any rights of such Releasing Party to assert any and all counterclaims, crossclaims, claims for contribution, defenses, and similar claims in response to such Causes of Action (provided that no such third-party claims or claims for contribution or similar claims may be asserted against the Debtors or the Reorganized Debtors to the extent such claims have been released or discharged pursuant to the Plan); (b) post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility Documents, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan; (c) the liability of any Released Party (other than a Debtor) that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted fraud, gross negligence or willful misconduct; (d) any of the Dutch Scheme Parties’ obligations in respect of the First Lien Credit Agreement, the First Lien Notes Indentures, the 2023 Stub First Lien Credit Agreement, the Second Lien Notes Indenture, or the 2024 Stub Unsecured Notes Indenture (which are being treated in the WHOA Plan); (e) any Agent’s or Trustee’s rights against any Holder of a Claim (but not against the Company Parties) to reimbursement, indemnity and fees and expenses under any financing document that by its terms survives a termination of such document; or (f) any claim against a Dutch Scheme Party relating to any relationship, contract or arrangement that is not impaired by the WHOA Plan pursuant to Article II.E thereof.

F.	Exculpation

Notwithstanding anything contained herein to the contrary, effective as of the Effective Date, and without affecting or limiting either the Debtor Release or the Third Party Release, no Exculpated Party shall have or incur liability for, and each Exculpated Party is released and exculpated from any Cause of Action for any claim arising from the Petition Date through the Effective Date related to any act or omission in connection with, relating to, or arising out of, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, any Definitive Document, the Chapter 11 Cases, the Disclosure Statement, the New Corporate Governance Documents, the Plan, the WHOA Plan, the Exit Facility Documents, the New Common Stock, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the WHOA Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the entry into the Exit Facility Documents, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan and the WHOA Plan, or the distribution of property under the Plan or the WHOA Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for claims related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and the WHOA Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan or the WHOA Plan. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth in this Article VIII.F does not release (a) any post Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility Documents, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (b) any claim against a Dutch Scheme Party relating to any relationship, contract or arrangement that is not impaired by the WHOA Plan pursuant to Article II.E thereof.

G.	Injunction

Effective as of the Effective Date, pursuant to, inter alia, section 524(a) of the Bankruptcy Code, and except for obligations issued or required to be paid pursuant to the Plan, the Confirmation Order, the WHOA Plan or the Dutch Sanction Order and any post-Effective Date obligations of any party or Entity under the Plan, the WHOA Plan, any Restructuring Transaction, the Exit Facility, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan and the WHOA Plan, all Entities that have been, are or may be Holders of (a) Claims or (b) Interests are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtors, their Estates or assets or the Reorganized Debtors, or the respective assets or property thereof; (2) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order against the Debtors, their Estates or assets or the Reorganized Debtors, or the respective assets or property thereof; (3) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind, including any Lien, against the Debtors, their Estates or assets or the Reorganized Debtors, or the respective assets or property thereof, other than as contemplated by the Plan; (4) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due a Debtor or Reorganized Debtor, or the respective assets or property thereof, unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner in any place whatsoever any action or other proceeding of any kind, in each case on account of or in connection with or with respect to Claims, Interests, Causes of Action or liens against or in any Debtor or Reorganized Debtor released, exculpated, discharged or settled pursuant to Article VIII.A, Article VIII.B, Article VIII.C, Article VIII.E, or Article VIII.F.

All Persons that have held, currently hold or may hold any Causes of Action, liens, rights or other liabilities released or exculpated pursuant to Article VIII.E and Article VIII.F, respectively, will be permanently enjoined from taking any of the following actions against any Released Party or Exculpated Party or its property on account of such released or exculpated Causes of Action, rights or other liabilities: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (b) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind, including any Lien; (d) except as provided herein, asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Released Party or Exculpated Party; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

All Entities are enjoined from interfering with any Restructuring Transaction, including the filing of any document, or taking of any other action, in the Dutch Scheme Proceedings or any Recognition Proceeding, including the Chapter 15 Proceedings, that would inhibit, restrain or otherwise seek to prevent consummation of the Plan, the WHOA Plan or any Restructuring Transaction.

H.	Gatekeeper Provision

No party may commence, continue, amend, or otherwise pursue, join in, or otherwise support any other party commencing, continuing, amending, or pursuing, a Claim or Cause of Action of any kind against any of the Debtors, Reorganized Debtors or the Released Parties that arose or arises from or is related to any Covered Claim without first (i) requesting a determination from the Bankruptcy Court, after notice and a hearing, that such Claim or Cause of Action represents a colorable claim against a Debtor or a Released Party, as applicable, and is not a Claim that was released under the Plan, which request must attach the complaint or petition proposed to be filed by the requesting party and (ii) obtaining from the Bankruptcy Court specific authorization for such party to bring such Claim or Cause of Action against a Debtor, Reorganized Debtor or a Released Party, as applicable. For the avoidance of doubt, any party that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any Claims or Causes of Action not explicitly included in the authorized complaint or petition must obtain authorization from the Bankruptcy Court before filing any such amendment in the court where such complaint or petition is pending. The Bankruptcy Court will have sole and exclusive jurisdiction to determine whether a Claim or Cause of Action is colorable and, only to the extent legally permissible, will have jurisdiction to adjudicate the underlying colorable Claim or Cause of Action.

I.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.	Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective

Date (1) such Claim has been adjudicated as noncontingent, or (2) the relevant Holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

L.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to section 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

M.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

ARTICLE IX.

CONDITIONS TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B:

1.

the Bankruptcy Court shall have entered an order approving the Disclosure Statement as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code;

2.

the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors, subject to the Consent Rights, which Confirmation Order shall not be subject to a stay nor have been rescinded, vacated or reversed on appeal;

3.	the Dutch Court shall have entered the Dutch Sanction Order sanctioning the WHOA Plan, which Dutch Sanction Order shall not be subject to a stay nor have been rescinded, vacated or reversed on appeal;

4.

the Bankruptcy Court shall have entered an order in the Chapter 15 Proceedings recognizing the Dutch Scheme Proceedings and WHOA Plan, and such order shall be in form and substance acceptable to the Debtors, subject to the Consent Rights, and such order shall not be subject to a stay nor have been rescinded, vacated or reversed on appeal;

5.

all of the Definitive Documents shall be consistent with the Plan, the Restructuring Support Agreement and the Consent Rights, and where applicable, shall have been executed and remain in full force and effect;

6.

the Exit Facility Documents shall have been entered into and all conditions precedent to the funding of the loans thereunder shall have been satisfied or waived in accordance therewith, and the Debtors or Reorganized Debtors, as applicable, shall have received the loans under the Exit Facility Documents;

7.

the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan (including the Definitive Documents), shall be consistent with the Plan, the Restructuring Support Agreement and the Consent Rights;

8.

the Plan shall not have been amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Article X.A of the Plan;

9.

the New Corporate Governance Documents shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived in accordance with such documents’ terms), subject to any applicable post-closing execution and delivery requirements;

10.	the payment in Cash in full of all Restructuring Expenses and all Indenture Trustee Fees and Expenses;

11.

the Debtors shall have received all material authorizations, consents, legal and regulatory approvals, rulings, letters, no-action letters, opinions, or documents that, in the determination of the Debtors, are necessary to implement and consummate the Plan, including Bankruptcy Court approval, and that, in the determination of the Debtors, are required by law, regulation, or order and any and all steps necessary to consummate the Plan, in the judgment of the Debtors, in any applicable jurisdictions other than the United States have been effectuated, including completion of the Restructuring Transactions and the other transactions contemplated by the Plan and the Restructuring Support Agreement, and the implementation and consummation of the contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, and such material authorizations, consents, regulatory approvals, rulings, or documents, shall not be subject to unfulfilled conditions and shall be in full force and effect, and all applicable regulatory waiting periods will have expired;

12.	the Debtors shall have complied, in all material respects, with the terms of the Plan that are to be performed by the Debtors on or prior to the Effective Date;

13.	the Debtors shall have implemented the Restructuring Transactions in a manner consistent in all material respects with the Plan; and

14.

all Professional Fee Claims and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses shall have been placed in the Professional Fee Escrow Account pending approval by the Bankruptcy Court.

B.	Waiver of Conditions to the Effective Date

Each condition to the Effective Date set forth in Article IX.A may be waived in whole or in part at any time by the Debtors with the prior reasonable consent of the Required Consenting First Lien Creditors without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than a proceeding to confirm the Plan or Consummate the Plan, provided, however, that the condition in Article IX.A.5 may be waived with respect to a particular Definitive Document only to the extent that every party needed, pursuant to the Restructuring Support Agreement, to consent to the form and substance of a particular Definitive Document agrees to waive such condition with respect to the subject Definitive Document.

C.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, with respect to any of the Debtors, shall be deemed to occur on the Effective Date with respect to such Debtor.

D.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall, with respect to such Debtor: (1) constitute a waiver or release of any Causes of Action held by, or Claims against or Interests in, such Debtor; (2) prejudice in any manner the rights of such Debtor, or any Holders of a Claim against or Interest in such Debtor, or any other Entity with respect to such Debtor; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtor, any Holders, or any other Entity in any respect with respect to such Debtor.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Amendment and Modification of Plan

Subject to the Consent Rights, the Debtors reserve the right to modify the Plan prior to Confirmation and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and subject to the Consent Rights (other than with respect to immaterial amendments or modifications to the Plan) and the terms of the Restructuring Support Agreement, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan, provided, however, that this Article X.A. or any of the consent rights herein may only be modified with the consent of the Required Consenting First Lien Creditors.

Holders of Claims that have accepted the Plan shall be deemed to have accepted the Plan, as amended, modified, or supplemented, if the proposed amendment, modification, or supplement does not materially and adversely change the treatment of the Claim of such Holder; provided, however, that any Holders of Claims who were deemed to accept the Plan because such Claims were Unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment, modification, or supplement, such Claims continue to be Unimpaired.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

The Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan as to any Debtor or all of the Debtors before the Confirmation Date or at the Confirmation Hearing and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan as to any Debtor or all of the Debtors, or if the Confirmation Date or the Effective Date does not occur as to any Debtor or all of the Debtors, then as to such Debtors: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan, nor any action taken or not taken by the Debtors with respect to the Plan, the Disclosure Statement or the Confirmation Order, shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of (a) any request for payment of any Claim, including any Administrative Claim or Interest and (b) any and all objections to the secured or unsecured status, priority, amount, classification or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Confirmation Date;

3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims, including any Cure Amount, arising therefrom, including pursuant to section 365 of the Bankruptcy Code; and (b) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Interests (as applicable) are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7. enforce any order for the sale of property pursuant to section 363, 1123, or 1146(a) of the Bankruptcy Code;

8. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9. adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions;

10. adjudicate, decide, or resolve any and all matters related to the enforcement of the Restructuring Support Agreement;

11. issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders, or take such other actions as may be necessary or appropriate to implement, enforce or restrain interference by any Entity, wherever located, with Consummation, implementation or enforcement of the Plan or the Confirmation Order (including an action by an Entity to disrupt or otherwise interfere with any Recognition Proceeding, the Chapter 15 Proceedings, the Dutch Scheme Proceedings or entry of the Dutch Sanction Order), including taking action to enforce the releases, injunctions and exculpation provided under the Plan;

12. resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions;

13. hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases or the Plan, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI.K.1 of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order or the Restructuring Transactions and, subject to any applicable forum selection clauses, contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

14. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated or distributions pursuant to the Plan are enjoined or stayed;

15. consider any modifications to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile or clarify any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, provided, however, that any such modifications are subject to the Consent Rights;

16. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

17. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

18. enforce, clarify or modify any orders previously entered by the Bankruptcy Court in the Chapter 11 Cases;

19. enter any order relating to the recovery of assets of the Debtors and their Estates, wherever located; and

20. hear any other matter not inconsistent with the Bankruptcy Code and over which the Bankruptcy Court has jurisdiction; provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement (including the Exit Facility Documents) that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court, and any disputes concerning documents contained in the Plan Supplement (including the Exit Facility Documents) that contain such clauses shall be governed in accordance with the provisions of such documents.

To the extent that it is legally impermissible for the Bankruptcy Court to have exclusive jurisdiction over any of the foregoing matters, the Bankruptcy Court will have non-exclusive jurisdiction over such matters to the extent legally permissible. The Plan shall not modify the jurisdictional provisions of the New Corporate Governance Documents or the Exit Facility Documents. Notwithstanding anything herein to the contrary, on and after the Effective Date, the Bankruptcy Court’s retention of jurisdiction pursuant to the Plan shall not govern the enforcement or adjudication of any rights or remedies with respect to or as provided in the Exit Facility Documents, and the jurisdictional provisions of such documents shall control.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in this Article XI, the provisions of this Article XI shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents

Subject to and in accordance with the Debtors’ obligations under the Restructuring Support Agreement, on or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Subject to their respective obligations under the Restructuring Support Agreement as a party thereto, the Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code related to the Chapter 11 Cases, including fees and expenses payable to the U.S. Trustee, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, will be paid by each of the applicable Reorganized Debtors for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Debtor is converted, dismissed, or closed, whichever occurs first.

All monthly reports shall be filed, and all fees due and payable pursuant to section 1930(a) of Title 28 of the United States Code shall be paid by the Debtors or the Reorganized Debtors as they are assessed and come due, and following the Effective Date, the Reorganized Debtors shall pay such fees as they are assessed and come due for each quarter (including any fraction thereof), and shall file quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay such quarterly fees to the U.S. Trustee and to file quarterly reports until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

D.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court has entered the Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.	Service of Documents

All notices, requests, and demands to or upon the Debtors or an Ad Hoc Group member to be effective shall be in writing (including by electronic or facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors, to:

Diebold Nixdorf, Incorporated

50 Executive Pkwy

Hudson, OH 44236

Attn: Jonathan Leiken

Email: Jonathan.Leiken@dieboldnixdorf.com

with copies to:

Jones Day

250 Vesey Street

New York, NY 10281-1047

Attn: Heather Lennox; Daniel T. Moss; Nicholas Morin

Email: hlennox@jonesday.com; dtmoss@jonesday.com; nmorin@jonesday.com

If to an Ad Hoc Group member, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn: Damian S. Schaible; Adam L. Shpeen; Dylan A. Consla; Amber Leary

Email: damian.schaible@davispolk.com; adam.shpeen@davispolk.com;

dylan.consla@davispolk.com; amber.leary@davispolk.com

Any notice given by delivery, mail, or courier shall be effective when received.

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities stating that in order to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

G.	Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

H.	Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from https://cases.ra.kroll.com/DieboldNixdorf or for a fee via PACER at https://ecf.txsb.gov. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, the Plan Supplement shall control. The documents considered in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

I.	Severability of Plan Provisions

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, in each case at the election and the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan and the Plan Supplement documents, as they may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be), and (c) non-severable and mutually dependent.

J.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, (a) the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, including, without limitation, section 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation; and (b) the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and the WHOA Plan and, therefore, no such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and the WHOA Plan.

K.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

L.	Closing of Chapter 11 Cases

As soon as practicable after the Effective Date, the Reorganized Debtors shall, and shall be authorized to, close the Chapter 11 Cases except for one of the Debtors’ Chapter 11 Cases that remains open (the “Remaining Case”), which shall be designated as the lead case. All contested matters and adversary proceedings relating to any of the Debtors, including objections to Claims, shall be filed, administered and adjudicated in the Remaining Case without the need to reopen any of the other Chapter 11 Cases.

Dated: July 11, 2023	Diebold Nixdorf, Incorporated, on behalf of itself and all other Debtors

	By:	/s/ James Barna
	Name:	James Barna
	Title:	Executive Vice President; Chief Financial Officer
Diebold Nixdorf, Incorporated